Exhibit 4.1

AGREEMENT AND PLAN OF MERGER

dated as of

March 13, 2018

by and among

SEASPAN CORPORATION,

SEASPAN INVESTMENTS III LLC,

GREATER CHINA INTERMODAL INVESTMENTS LLC,

and

GREATER CHINA INDUSTRIAL INVESTMENTS LLC,

AS THE HOLDER REPRESENTATIVE

4.18	Affiliate Matters	31
4.19	Labor Matters	31
4.20	Permits	31
4.21	Vessels; Other Assets	32
4.22	Books and Records	32
4.23	Bank Accounts, Powers of Attorney	32
4.24	No Additional Representations or Warranties	32

Article V. RESERVED		33

Article VI. REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB		33

6.1	Organization; Authority; Qualification	33
6.2	Due Authorization	33
6.3	No Conflict	34
6.4	Litigation and Proceedings	35
6.5	Consents	35
6.6	Capitalization	35
6.7	No Required Vote	36
6.8	Brokers’ Fees	36
6.9	Solvency; Surviving Company After the Merger	36
6.10	No Outside Reliance	36
6.11	Legal Compliance	37
6.12	Vessels; Other Assets	37

Article VII. COVENANTS OF THE COMPANY		37

7.1	Termination of Certain Agreements	37

Article VIII. COVENANTS OF BUYER		38

8.1	Indemnification and Insurance	38
8.2	Retention of Books and Records	39

Article IX. JOINT COVENANTS		39

9.1	Further Assurances	39
9.2	Tax Matters	40

Article X. CONDITIONS TO OBLIGATIONS		42

10.1	Conditions to Obligations of Buyer, Merger Sub and the Company	42
10.2	Conditions to Obligations of Buyer and Merger Sub	42
10.3	Conditions to the Obligations of the Company	42

Article XI. HOLDER REPRESENTATIVE		43

11.1	Designation and Replacement of Holder Representative	43
11.2	Authority and Rights of the Holder Representative; Limitations on Liability	43

Article XII. INDEMNIFICATION		44

12.1	Survival of Representations, Warranties and Covenants	44
12.2	Indemnification	44
12.3	Indemnification Claim Procedures	45
12.4	Limitations on Indemnification Liability	47
12.5	Indemnification Escrow Funds	49
12.6	Indemnification Sole and Exclusive Remedy	50
12.7	Release of Escrow	51

Article XIII. MISCELLANEOUS		52

13.1	Waiver	52
13.2	Notices	52
13.3	Assignment	54
13.4	Rights of Third Parties	54
13.5	Expenses	54
13.6	Governing Law	54
13.7	Captions; Counterparts	54
13.8	Schedules and Annexes	55
13.9	Entire Agreement	55
13.10	Amendments	55
13.11	Publicity	55
13.12	Severability	56
13.13	Jurisdiction; Waiver of Jury Trial	56
13.14	Enforcement	56
13.15	Non-Recourse	57
13.16	Waiver of Conflicts Regarding Representations; Non-Assertion of Attorney-Client Privilege	57

Schedules

Schedule 1.1(a)	Pending Vessel Shipbuilding Contract Payments

Schedule 1.1(b)	Net Working Capital Defined

Schedule 1.1(c)	Permitted Liens

Schedule 1.1(d)	Vessels and Shipbuilding Contracts

Schedule 1.3(a)	Company Knowledge Parties

Schedule 1.3(b)	Buyer Knowledge Parties

Schedule 3.2(c)	Estimated Closing Date Transaction Expenses

Schedule 3.3	Estimated Gross Merger Consideration; Allocation of Cash Consideration and Preferred Stock Consideration; Percentages; Wire Instructions

Schedule 4.4	No Conflict

Schedule 4.5	Consents

Schedule 4.6(a)	Capitalization of the Company

Schedule 4.7	Capitalization of Subsidiaries

Schedule 4.8	Financial Statements

Schedule 4.9(a)	Undisclosed Liabilities

Schedule 4.10	Litigation and Proceedings

Schedule 4.11	Legal Compliance

Schedule 4.12(a)	Contracts

Schedule 4.12(b)	No Defaults

Schedule 4.13(a)	Company Benefit Plans

Schedule 4.13(d)	Transaction Payments

Schedule 4.14	Taxes

Schedule 4.15	Brokers’ Fees

Schedule 4.16	Insurance

Schedule 4.17	Absence of Changes

Schedule 4.18	Affiliate Matters

Schedule 4.21(a)	Vessels

Schedule 4.21(b)	Condition of Vessels

Schedule 4.23	Bank Accounts; Powers of Attorney

Schedule 6.3	Buyer Conflicts

Schedule 6.5	Buyer Consents

Schedule 6.6	Buyer Capitalization

Schedule 6.8	Brokers’ Fees

Schedule 6.11	Legal Compliance

Schedule 6.12	Vessels; Other Assets

Schedule 7.1	Terminated Contracts

Schedule 8.1	Other Indemnitors

Schedule 9.2	Tax Purchase Price Allocation

v

Annexes

Annex A – Form of Escrow Agreement

Annex B – Form of Member Acknowledgement

Annex C – Form of Put Right Agreement

Annex D – Form of Registration Rights Agreement

Annex E – Form of Termination Acknowledgement

Annex F – Form of Certificate of Merger

Annex G – Press Release

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of March 13, 2018, is entered into by and among Seaspan Corporation, a corporation incorporated under the laws of the Republic of the Marshall Islands (“Buyer”), Seaspan Investments III LLC, a limited liability company formed under the laws of the Republic of the Marshall Islands and a wholly-owned indirect subsidiary of Buyer (“Merger Sub”), Greater China Intermodal Investments LLC, a limited liability company formed under the laws of the Republic of the Marshall Islands (the “Company”), and Greater China Industrial Investments LLC (“GC Industrial”), a limited liability company formed under the laws of the Republic of the Marshall Islands, solely in its capacity as the initial Holder Representative hereunder.

RECITALS

WHEREAS, the respective board of directors and board of managers (as applicable) of Buyer and the Company have determined that the Merger (defined below) is in furtherance of and consistent with their respective business strategies and is fair to, and in the best interest of, their respective stockholders and members;

WHEREAS, the respective board of directors and board of managers (as applicable) of Buyer, Merger Sub and the Company have approved and declared advisable the Merger upon the terms and subject to the conditions of this Agreement and in accordance with the MILLCA (defined below); and

WHEREAS, for certain limited purposes, and subject to the terms set forth herein, the Holder Representative shall serve as a representative of the Selling Members (defined below).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Buyer, Merger Sub, the Company and GC Industrial (solely in its capacity as the initial Holder Representative hereunder) agree as follows:

ARTICLE I.

CERTAIN DEFINITIONS

1.1 Definitions. As used herein, the following terms shall have the following meanings:

“AAA” has the meaning specified in Section 3.4(b).

“Action” means any claim, action, suit, audit, assessment, arbitration, inquiry, proceeding, investigation or mediation, in each case, whether or not by or before any Governmental Authority or any mediator or mediation panel.

“Adjustment Amount” has the meaning specified in Section 3.4(c).

“Adjustment Escrow Amount” means an amount in cash equal to $5,000,000.

“Adjustment Escrow Funds” means, at any given time after Closing, the funds remaining in the one or more accounts in which the Escrow Agent has deposited the Adjustment Escrow Amount in accordance with the Escrow Agreement.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise (it being understood that for all purposes of this Agreement, the Company, the Selling Members and their respective Subsidiaries, on the one hand, and Buyer and its Subsidiaries, on the other hand, shall not be deemed to be Affiliates of one another). For the avoidance of doubt, following the Closing, Affiliates of Buyer shall include the Surviving Company and its Subsidiaries.

“Agreement” has the meaning specified in the preamble hereto.

“Allocation Percentage” means, with respect to any Selling Member, the percentage of any payment or Preferred Stock Consideration that would be allocated to such Selling Member (or its designee) if such payment or Preferred Stock Consideration were allocated and distributed by the Company to all Selling Members in accordance with Section 5.03 of the Company LLC Agreement, with such percentage set forth opposite the name of such Selling Member (or its designee) on Schedule 3.3 under the heading “Allocation Percentage”.

“Antitrust Law” means the antitrust or competition Laws of any jurisdiction (whether domestic, foreign or multinational) applicable to the Merger or the transactions contemplated by this Agreement.

“Auditor” has the meaning specified in Section 3.4(b).

“Balance Sheet Date” has the meaning specified in Section 4.8.

“Basket Amount” has the meaning specified in Section 12.4(b).

“Blue Water” means Blue Water Commerce LLC, a limited liability company formed under the laws of Montana.

“Board of Managers” means the board of managers of the Company.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which the banks are required or authorized by law to be closed in Vancouver, British Columbia or Washington, DC.

“Buyer” has the meaning specified in the preamble hereto.

“Buyer Capitalization Date” has the meaning specified in Section 6.6.

“Buyer Common Stock” means the Class A common shares, $0.01 par value, of Buyer.

“Buyer Indemnified Parties” has the meaning specified in Section 12.2(a).

“Buyer Preferred Stock” has the meaning specified in Section 6.6.

“Cancelled Interest” has the meaning specified in Section 3.1(a).

“Carlyle Consulting Services Agreement” means that certain Consulting Services Agreement, dated as of March 14, 2011, among Carlyle Investment Management L.L.C., GC Intermodal Operating Company, the Company, and each other Company Group Member (as defined therein) party thereto, as amended from time to time.

“Cash” of any Person as of any date means the cash and cash equivalents of such Person and its Subsidiaries on a consolidated basis calculated in accordance with Section 3.4(a).

“Cash Consideration” has the meaning specified in Section 3.2(a).

“Certificate of Merger” has the meaning specified in Section 2.1(a).

“Closing” has the meaning specified in Section 2.3.

“Closing Balance Sheet” has the meaning specified in Section 3.4(a).

“Closing Date” has the meaning specified in Section 2.3.

“Closing Date Cash” has the meaning specified in Section 3.4(a).

“Closing Date Company Transaction Expenses” has the meaning specified in Section 3.4(a).

“Closing Date Funded Debt” has the meaning specified in Section 3.4(a).

“Closing Date Net Working Capital” has the meaning specified in Section 3.4(a).

“Closing Date Net Working Capital Adjustment” means any amount (which may be expressed as a negative number) equal to the Closing Date Net Working Capital minus the Target Working Capital.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning specified in the preamble hereto.

“Company Benefit Plan” has the meaning specified in Section 4.13(a).

“Company Fundamental Representations” means those representations and warranties contained in Section 4.1 (Organization; Authority; Qualification), Section 4.3 (Due Authorization), Section 4.6 (Capitalization of the Company), Section 4.15 (Brokers’ Fees) and Section 4.21(a) (Title to Vessels).

“Company LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of the Company, effective as of March 14, 2011, as amended from time to time.

“Company Transaction Expenses” means the fees and expenses of the Company and its Subsidiaries incurred in connection with the negotiation, preparation and execution of this Agreement and the evaluation and consummation of the transactions contemplated hereby and the evaluation and negotiation of any similar transactions that remain unpaid immediately prior to the Closing (excluding fees and expenses incurred by the Company or any of its Subsidiaries as a result of Contracts entered into by any Person following the Closing and excluding any Holder Representative Expenses), including all (a) fees and expenses of investment bankers, attorneys, accountants and other consultants and advisors (including any online data room host), (b) accrued and unpaid expenses and fees payable upon termination in respect of any agreement between the Company and any of its Subsidiaries, on the one hand, and any Selling Member or its Affiliates, on the other hand (including, for the avoidance of doubt, the Services Agreements), (c) severance payments to directors, officers and employees, bonuses, retention payments and any other change-of-control or similar payments payable, in each case, solely as a result of or in connection with the consummation of the transactions contemplated by this Agreement, and (d) the premiums and all other costs and expenses paid in respect of any directors’ and officers’ liability “tail” policy purchased by the Company prior to the Closing in accordance with Section 8.1(b); provided, however, that “Company Transaction Expenses” shall not include (x) any expense resulting from termination of employment or service after the Effective Time, (y) any fees or expenses with respect to any financing transaction effected by or on behalf of Buyer, or (z) any fees or expenses for which Buyer is responsible under this Agreement.

“Confidentiality Agreement” has the meaning specified in Section 13.9.

“Constituent Companies” has the meaning specified in Section 2.1(a).

“Contracts” means any written or oral legally binding contracts, agreements, subcontracts, leases, licenses, purchase orders, instruments, notes, guarantees or commitments of any nature.

“control” means, when used with respect to a specified Person, the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or interests, by contract or otherwise. “controlled” and “controlling” will have correlative meanings.

“Damages” means all losses, damages, Liabilities, fees, judgments, settlements, interest, fines, penalties, and other costs and expenses, including the reasonable costs and expenses of any investigation (with respect only to any Third Party Claim, whether or not the underlying Third Party Claim is actually asserted or is merely alleged or threatened) and defense and reasonable fees and expenses of lawyers, experts and other professionals.

“Deficit Amount” has the meaning specified in Section 3.4(d).

“Designated Person” has the meaning specified in Section 13.16(a).

“Determination Date” has the meaning specified in Section 3.4(b).

“Effective Time” has the meaning specified in Section 2.3.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business (whether or not incorporated), any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA) (it being understood that for all purposes of this Agreement, the Company, the Selling Members and their respective Subsidiaries, on the one hand, and Buyer and its Subsidiaries, on the other hand, shall not be deemed to be ERISA Affiliates of one another).

“Escrow Agent” has the meaning specified in Section 3.2(b).

“Escrow Agreement” means the Escrow Agreement in the form attached hereto as Annex A.

“Escrow Amount” means an amount equal to the sum of the Adjustment Escrow Amount and the Indemnification Escrow Amount.

“Escrow Funds” means, collectively, the Adjustment Escrow Funds and the Indemnification Escrow Funds.

“Estimated Closing Date Cash” has the meaning specified in Section 3.3.

“Estimated Closing Date Company Transaction Expenses” has the meaning specified in Section 3.3.

“Estimated Closing Date Funded Debt” has the meaning specified in Section 3.3(a).

“Estimated Closing Date Net Working Capital” has the meaning specified in Section 3.3(a).

“Estimated Gross Merger Consideration” has the meaning specified in Section 3.1(c) and is set forth on Schedule 3.3.

“Estimated Net Merger Consideration” has the meaning specified in Section 3.1(d).

“Estimated Net Working Capital Adjustment” means any amount (which may be expressed as a positive or negative number) equal to the Estimated Closing Date Net Working Capital minus the Target Working Capital, as set forth on Schedule 3.3.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Representation” has the meaning specified in Section 13.16(a).

“Final Gross Merger Consideration” has the meaning specified in Section 3.4(a).

“Final Net Merger Consideration” has the meaning specified in Section 3.4(a).

“Financial Statements” has the meaning specified in Section 4.8.

“Funded Debt” means, with respect to the Company and its Subsidiaries as of the Closing Date, (i) all indebtedness of the Company and its Subsidiaries for borrowed money, (ii) the aggregate amount of all payments under the Shipbuilding Contracts set forth opposite the name of each Pending Vessel on Schedule 1.1(a) under the heading “Contract Payments” plus all amounts set forth on Schedule 1.1(a) under the headings “Technical Vessel Modifications”, “Pre-Delivery Expenditures” and “Supervision Fees”, in each case, net of any amounts set forth opposite the name of such Pending Vessel on Schedule 1.1(a) under the headings “Address Commissions” and “Buyers’ Credits”, (iii) amounts owing as deferred purchase price for property or services (other than pursuant to any Shipbuilding Contract), including all seller notes and “earn-out” payments, whether or not matured, (iv) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument, debt security or other similar instrument, (v) indebtedness secured by a Lien on assets or properties of such Person, (vi) any Liability of such Person in respect of banker’s acceptances or letters of credit, (vii) obligations under any interest rate, currency, swap or other hedging agreement, (viii) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (ix) direct or indirect guarantees or other contingent Liabilities with respect to any indebtedness, obligation, claim or Liability of any other Person (other than the Company or one of its wholly-owned Subsidiaries) of a type described in clauses (i) through (viii) above, and (x) with respect to any indebtedness, obligation, claim or Liability of a type described in clauses (i) through (ix) above, all accrued and unpaid interest with respect thereto; provided, however, that Funded Debt shall not include (x) undrawn letters of credit and reimbursement obligations in respect of undrawn letters of credit, (y) any Liabilities related to inter-company debt between the Company and one or more of its wholly-owned Subsidiaries or between or among any of such wholly-owned Subsidiaries, or (z) any premiums, penalties, breakage costs, unwind costs, fees, termination costs, redemption costs, expenses and other charges with respect to any item described above.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“GC Industrial” has the meaning specified in the Preamble.

“Governmental Authority” means any supranational, federal, state, provincial, municipal, local or foreign government, governmental or quasi-governmental authority, regulatory or administrative agency or authority, governmental commission, department, board, bureau, agency, instrumentality, court, securities exchange or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination, or award, in each case, entered by or with any Governmental Authority or arbitrator.

“Hanjin Bankruptcy Proceedings” means (i) the proeceding under the Debtor Rehabilitation and Bankruptcy Act in the Seoul Central District Court (Bankruptcy Division) in Seoul, Republic of Korea by Hanjin Shipping, commencing on August 31, 2016 and declaring Hanjin Shipping bankrupt on February 17, 2017 and (ii) any conversion, dismissal or settlement thereof and any continuation or successor proceeding.

“Hanjin Recovery Amount” has the meaning specified in Section 3.2(d).

“Hanjin Shipping” means Hanjin Shipping Co., Ltd.

“Holder Representative” has the meaning specified in Section 11.1.

“Holder Representative Expenses” has the meaning specified in Section 3.5.

“Indemnification Claim” means any claim for indemnification under Article XII.

“Indemnification Escrow Amount” means an aggregate cash amount equal to $10,000,000.

“Indemnification Escrow Funds” means, at any given time after Closing, the funds remaining in the one or more accounts in which the Escrow Agent has deposited the Indemnification Escrow Amount in accordance with the Escrow Agreement.

“Indemnification Obligation” has the meaning specified in Section 8.1(c).

“Indemnified Party” means each Buyer Indemnified Party or Seller Indemnified Party, as the case may be.

“Indemnified Person” has the meaning specified in Section 8.1(c).

“Indemnitor” means the party required to provide indemnification pursuant to Section 12.2; provided, however, that solely for the purposes of Sections 12.3 and 12.4, the Holder Representative shall be considered the Indemnitor with respect to claims for indemnification pursuant to Section 12.2(a) (it being understood that such status as an Indemnitor is solely for the purpose of providing the Holder Representative, solely in its capacity as the Holder Representative, with the right (i) to control the defense and settlement of any Action giving rise to an Indemnification Claim pursuant to Section 12.2(a) and (ii) to engage in discussions, negotiations, and other dispute resolution efforts with the applicable Indemnified Party regarding the Indemnification Claim, and such status shall not obligate the Holder Representative to provide any indemnification or otherwise impose any liability on the Holder Representative).

“Interest” has the meaning specified in the Company LLC Agreement.

“Law” means any statute, law, ordinance, rule, regulation, code, treaty, convention, directive, requirement or Governmental Order, in each case, of any Governmental Authority and the rules and regulations of the SEC and the New York Stock Exchange.

“Liabilities” means any and all liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, option, right of first refusal, security interest or other lien of any kind.

“Majority Member” means Greater China Industrial Investments LLC, a limited liability company organized under the laws of the Republic of the Marshall Islands, in its capacity as a Member.

“Material Adverse Effect” means (i) with respect to the Company, any event, circumstance, development, state of facts, occurrence, change or effect that has had, or would reasonably be expected to have, a material adverse effect on (x) the ability of the Company, in a timely manner, to perform its obligations under, or to consummate the transactions contemplated by this Agreement, or (y) the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event will any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” on or in respect of the Company pursuant to clause (y) above: (A) any change in applicable Law, regulatory policies, accounting standards or principles (including GAAP) or any guidance relating thereto or interpretation thereof, (B) any change in interest rates or economic, political, business or financial market conditions generally (including any changes in credit, financial, commodities, securities or banking markets), (C) any change generally affecting any of the industries in which the Company or any of its Subsidiaries operates or the economy as a whole, including any change in fuel or commodity prices, (D) the announcement or the execution of this Agreement or the pendency of the Merger, including losses or threatened losses of employees, customers, vendors, distributors, shipbuilders, charterers, lenders, refund guaranty issuers or others having relationships with the Company or any of its Subsidiaries, (E) any acts of terrorism, sabotage, war, the outbreak or escalation of hostilities or change in geopolitical conditions, (F) any failure of the Company or its Subsidiaries to meet any projections or forecasts, provided that this clause (F) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect), or (G) the fact that the prospective owner of the Company or any of its Subsidiaries is Buyer or any Affiliate of Buyer; except, in the case of clauses (A), (B) and (C) above, to the extent that any such change, condition, event or effect has a disproportionate and adverse effect on the business of the Company and its Subsidiaries relative to other businesses in the industries in which the Company and its Subsidiaries operate; provided, that in determining whether a Material Adverse Effect has occurred or would reasonably be likely to occur, there shall be taken into account any right to insurance or indemnification available to the Company or any of its Subsidiaries, and (ii) with respect to Buyer or Merger Sub, a material adverse effect on the ability of Buyer or Merger Sub, in a timely manner, to perform its obligations under, or to consummate the transactions contemplated by, this Agreement.

“Member” shall mean any member of the Company on the Closing Date.

“Member Acknowledgement” means the Member Acknowledgement in the form attached hereto as Annex B.

“Merger” has the meaning specified in Section 2.1(a).

“Merger Sub” has the meaning specified in the preamble hereto.

“MILLCA” means the Marshall Islands Limited Liability Company Act of 1996.

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Net Working Capital” has the meaning set forth on Schedule 1.1(b).

“Organizational Documents” shall mean the certificate of incorporation, articles of incorporation, by-laws, articles of organization, limited liability company agreement, partnership agreement, operating agreement, formation agreement, joint venture agreement or other similar organizational document of a Person other than an individual (in each case, as amended), and including any certificates of designation or other similar instruments.

“Other Indemnitors” has the meaning specified in Section 8.1(c).

“Overlap Period” means, with respect to the Company and its Subsidiaries, the portion of any taxable year or period beginning on or before and ending after the Closing Date.

“Pending Claim” has the meaning specified in Section 12.7.

“Pending Vessel” means each of the Vessels set forth on Schedule 1.1(a) that has not been delivered to the Company or any of its Subsidiaries in accordance with the Shipbuilding Contract with respect to such Vessel prior to the Effective Time.

“Per-Claim Basket” has the meaning specified in Section 12.4(b).

“Permits” has the meaning specified in Section 4.20.

“Permitted Liens” means (i) mechanics, materialmen’s and similar Liens (including Liens for crew’s wages, wages of stevedores and shipyard liens) with respect to any amounts not yet due and payable, (ii) Liens for Taxes not yet due and payable or which are being contested in good faith through (if then appropriate) appropriate proceedings and for which appropriate reserves have been established with respect thereto, (iii) Liens securing rental payments under capital lease agreements, (iv) all Liens under Vessel debt financing arrangements described on Schedule 1.1(c) (including any disclosed assignment of rights to payments to the Company or any of its Subsidiaries under charters with respect to such Vessels) other than resulting from any breach thereof, (v) Liens on real property (including easements, covenants, rights of way and similar restrictions of record) that (A) are matters of record, (B) would be disclosed by a current, accurate survey or physical inspection of such real property, or (C) do not, individually or in the aggregate, materially interfere with the present uses of such real property, (vi) Liens securing payment, or any other obligations, of the Company or its Subsidiaries with respect to Funded Debt set forth on Schedule 1.1(c), (vii) Liens constituting a lease, sublease or occupancy agreement that gives any third party any right to occupy any real property and (viii) Liens described on Schedule 1.1(c).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“PFIC” has the meaning specified in Section 9.2(a).

“Post-Closing Matter” has the meaning specified in Section 13.16(a).

“Post-Closing Representation” has the meaning specified in Section 13.16(a).

“Pre-Closing Designated Persons” has the meaning specified in Section 13.16(b).

“Pre-Closing Period” means all taxable years or other taxable periods that end on or before the Closing Date and, with respect to any Overlap Period, the portion of such Overlap Period ending on and including the Closing Date.

“Pre-Closing Privileges” has the meaning specified in Section 13.16(b).

“Preferred Price per Share” has the meaning specified in Section 3.2(a).

“Preferred Stock Consideration” has the meaning specified in Section 3.2(a).

“Prior Company Counsel” has the meaning specified in Section 13.16(a).

“Put Right Agreement” means the Put Right Agreement in the form attached hereto as Annex C.

“Reference Balance Sheet” has the meaning specified in Section 3.4(a).

“Registration Rights Agreement” means the Registration Rights Agreement in the form attached hereto as Annex D.

“Remedies Exception” has the meaning specified in Section 4.3.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“Schedules” has the meaning specified in the first sentence of Article IV.

“Seaspan Management Agreement” means that certain Management Agreement, dated March 14, 2011, between SMSL, GC Intermodal Operating Company and, solely for the purposes described therein, the Company.

“SEC” means the U.S. Securities and Exchange Commission.

“Section 338 Election Subsidiary” has the meaning specified in Section 9.2(d).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Indemnified Parties” has the meaning specified in Section 12.2(b).

“Seller Portion” means, with respect to any Damages for which Buyer Indemnified Parties are entitled to indemnification pursuant to Section 12.2(a)(x) or with respect to the Hanjin Recovery Amount for which the Selling Members are entitled to a portion of pursuant to Section 3.3(d), an amount equal to 89.2465% of the aggregate amount of such Damages or aggregate amount of such Hanjin Recovery Amount, as applicable.

“Selling Member Fundamental Representations” means those representations and warranties contained in Sections 1, 2 and 5 and the first sentence of Section 6 of the Member Acknowledgement executed by each Selling Member.

“Selling Members” means all of the members of the Company immediately prior to the Effective Time (including GC Industrial, Blue Water and TML), other than Buyer and its Affiliates (including Seaspan Investment I Ltd.).

“Series D Preferred Shares” means those certain 7.95% Series D Cumulative Redeemable Perpetual Preferred Shares, par value $0.01 per share, of Buyer.

“Services Agreements” means (i) the Tiger Management Agreement and (ii) the Carlyle Consulting Services Agreement.

“Shipbuilding Contracts” mean the Shipbuilding Contract with respect to each Vessel set forth on Schedule 1.1(d), in each case, as novated from Buyer or any of its Affiliates, on the one hand, to the Company or any of its Subsidiaries, on the other hand, prior to the Effective Time, as amended from time to time.

“SMSL” means Seaspan Management Services Limited, a corporation formed under the laws of Bermuda.

“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

“Survival Expiration Date” has the meaning specified in Section 12.1.

“Surviving Company” has the meaning specified in Section 2.1(b).

“Target Working Capital” means zero ($0.00).

“Tax Returns” means any return, declaration, form, report and statement for Taxes, including any claims for refunds of Taxes and any amendments or supplements of any of the foregoing.

“Taxes” means all federal, state, local, foreign or other tax, including all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall or other profits, environmental, customs or other duties, capital gains, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, harbor, port, sales, use, transfer, registration, alternative or add-on minimum and other taxes, assessments, charges, duties, fees, levies or other governmental charges or similar amounts (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), or estimated tax, deficiency assessments, charges and including any interest, penalty or addition thereto.

“Termination Acknowledgement” means an acknowledgement in substantially the form attached hereto as Annex E.

“Third Party Claim” has the meaning specified in Section 12.3(a).

“Tiger Management Agreement” means that certain Management Agreement, dated as of March 14, 2011, among TML, GC Intermodal Operating Company and the Company, as amended from time to time.

“TML” means Tiger Management Limited, a limited liability company formed under the law of the Cayman Islands.

“Transfer Agent” means American Stock Trust and Transfer, in its capacity as transfer agent for Buyer.

“Vessel” means each of the vessels set forth on Schedule 1.1(d).

“Voting Debt” has the meaning specified in Section 6.6.

1.2 Construction.

(a) Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article”, “Section”, “Schedule” or “Annex” refer to the specified Article or Section of, or Schedule or Annex to, this Agreement; (v) the word “including” shall mean “including, without limitation,” and (vi) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c) Unless the context of this Agreement otherwise requires, references to statutes shall include all rules and regulations promulgated thereunder, and all amendments and other modifications thereto.

(d) The language used in this Agreement shall be deemed to be the language chosen jointly by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified and whenever any action must be taken under this Agreement on or by a day that is not a Business Day, then that action may be validly taken on or by the next day that is a Business Day.

(f) The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.

(g) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(h) All amounts payable pursuant to this Agreement shall be paid in U.S. dollars, and all references to “$” or “dollars” shall mean the lawful currency of the United States of America.

1.3 Knowledge. As used herein, the phrase “to the knowledge” of any party shall mean the actual knowledge after reasonable inquiry of (i) in the case of the Company, each of the individuals set forth on Schedule 1.3(a) and (ii) in the case of Buyer, each of the individuals set forth on Schedule 1.3(b).

ARTICLE II.

THE MERGER; CLOSING

2.1 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the MILLCA, Buyer, Merger Sub and the Company (Merger Sub and the Company sometimes being referred to herein as the “Constituent Companies”) shall cause Merger Sub to be merged with and into the Company effective as of the Effective Time, with the Company being the surviving company (the “Merger”). The Merger shall be evidenced by a certificate of merger in substantially the form of Annex F (the “Certificate of Merger”).

(b) Upon consummation of the Merger, the separate existence of Merger Sub shall cease and the Company, as the surviving company of the Merger (hereinafter referred to for the periods at and after the Effective Time as the “Surviving Company”), shall continue its existence under the MILLCA as a wholly-owned subsidiary of Buyer.

2.2 Effects of the Merger. At and after the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the MILLCA. Without limiting the foregoing, the Surviving Company shall thereupon and thereafter possess all of the rights, property, privileges, powers and franchises, of a public as well as a private nature, of the Constituent Companies, and shall become subject to all the debts, liabilities, restrictions and duties of each of the Constituent Companies.

2.3 Closing; Effective Time. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place remotely by electronic delivery of documents and funds concurrently with the execution and delivery of this Agreement (the date on which such execution and delivery (via exchange of .pdf signatures in accordance with

Section 13.7) occurs referred to herein as the “Closing Date”). On the Closing Date, Buyer, Merger Sub and the Company shall cause the Certificate of Merger to be executed, acknowledged and filed with the Office of the Registrar of Corporations of the Republic of the Marshall Islands as provided in Section 17 of the MILLCA. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Office of the Registrar of Corporations of the Republic of the Marshall Islands (or at such later time as may be agreed by Merger Sub and the Company in writing and specified in the Certificate of Merger in accordance with the MILLCA) (the “Effective Time”).

2.4 Governing Documents of the Surviving Company.

(a) At the Effective Time, the certificate of formation of the Company shall become the certificate of formation of the Surviving Company until thereafter amended in accordance with the applicable provisions of the MILLCA and such certificate of formation; provided that any such amendment shall be subject to the provisions of Section 8.1.

(b) The parties hereto agree that at the Effective Time (i) each Selling Member shall be deemed to have withdrawn from the Company and shall no longer be a member thereof, and (ii) the Company LLC Agreement shall be amended and restated in its entirety in the form of the limited liability company agreement of Merger Sub as in effect immediately prior to the Effective Time (except that (x) in any event such amended and restated limited liability company agreement of the Company must comply with Section 8.1 and (y) all references to the name of Merger Sub shall be changed to refer to the name of the Company) until thereafter amended in accordance with the applicable provisions of the MILLCA and such amended and restated limited liability company agreement of the Company; provided that any such amendment shall be subject to the provisions of Section 8.1.

2.5 Managers and Officers of the Surviving Company.

(a) The directors of Merger Sub immediately prior to the Effective Time shall be the managers of the Surviving Company immediately after the Effective Time, each to hold office in accordance with the certificate of formation and limited liability company agreement of the Surviving Company until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of formation and the limited liability company agreement of the Surviving Company.

(b) The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Company immediately after the Effective Time, each to hold office in accordance with the certificate of formation and limited liability company agreement of the Surviving Company until their respective successors are duly appointed or until their earlier death, resignation or removal in accordance with the certificate of formation and limited liability company agreement of the Surviving Company.

ARTICLE III.

EFFECTS OF THE MERGER ON THE INTERESTS

3.1 Conversion of Company Interests.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of any of the Company, Buyer, Merger Sub or any Member, all of the Interests held by Buyer, Merger Sub or any of their respective Subsidiaries or Affiliates (including Seaspan Investment I Ltd., but excluding, for the avoidance of doubt, any Selling Member) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered or receivable in exchange therefor (the “Cancelled Interest”). At the Effective Time, by virtue of the Merger and without any action on the part of any Member, all of the Interests held by the Selling Members outstanding immediately prior to the Effective Time (which, for the avoidance of doubt, shall exclude the Cancelled Interest) shall thereupon be canceled and converted into and become the right to receive the applicable portion of the Estimated Net Merger Consideration, as determined pursuant to Section 3.1(d), plus the applicable portion of any Adjustment Amount, as determined pursuant to Section 3.4(d), and any additional amounts payable pursuant to Article III and Article XII.

(b) At the Effective Time, by virtue of the Merger and without any action on the part of Buyer or Merger Sub, all of the limited liability company interests in Merger Sub shall be converted into limited liability company interests in the Surviving Company.

(c) “Estimated Gross Merger Consideration” means an amount equal to (i) $1,600,000,000 minus (ii) Estimated Closing Date Funded Debt, plus (iii) Estimated Closing Date Cash, minus (iv) Estimated Closing Date Company Transaction Expenses, plus (v) the Estimated Net Working Capital Adjustment, which amount is set forth on Schedule 3.3 and is subject to the adjustments set forth in Section 3.4.

(d) The Estimated Net Merger Consideration and Adjustment Amount and any other amounts payable pursuant to Article III or Article XII (including any dividends, interest or other earnings on any of the Preferred Stock Consideration), if applicable, shall be allocated among the Selling Members as set forth below in this Section 3.1(d), and shall be payable to the Selling Members (or their designees) in accordance with this Agreement, including Sections 3.2, 3.3, 3.4 and 12.7. At the Effective Time, each Selling Member shall be entitled to receive, in respect of the Interest held by such Selling Member immediately prior to the Effective Time, a portion of the Estimated Gross Merger Consideration equal to the amount that such Selling Member would receive in respect of the Interests held by such Selling Member immediately prior to the Effective Time if the Estimated Gross Merger Consideration were distributed by the Company to all Members (including Seaspan Investment I Ltd.) pursuant to Section 5.03 of the Company LLC Agreement. The aggregate amount of the Estimated Gross Merger Consideration allocated to all Selling Members is referred to herein as the “Estimated Net Merger Consideration”. The portion of the Estimated Gross Merger Consideration and Estimated Net Merger Consideration that each Selling Member is entitled to receive under this Section 3.1(d) and the amounts payable to the Selling Members (or their designees) in accordance with Section 3.2 has been determined in good faith by the Board of Managers in accordance with the Company LLC Agreement and agreed to by all Selling Members taking into consideration all prior distributions by the

Company. As an accommodation to the Selling Members, Buyer has agreed that (and without creating any contractual or other legally enforceable obligation of Buyer or any of its Affiliates to any designee of a Selling Member) each Selling Member shall be entitled to direct the payment of any amounts payable to such Selling Member under this Agreement or the Escrow Agreement to any designees of such Selling Member by written notice to Buyer (including such Selling Member’s Member Acknowledgement and the Schedules and Exhibits thereto and hereto) and Buyer acknowledges the designations set forth on Schedule 3.3 and agrees to distribute the applicable portions of the Estimated Net Merger Consideration, Adjustment Amount and any other payments pursuant to this Article III, Article XII or the Escrow Agreement in accordance with Schedule 3.3 or as otherwise directed by the Holder Representative in writing to Buyer. For the avoidance of doubt, neither Buyer nor any Buyer Indemnified Party shall be responsible for calculating the amount of any payment to be made to any Selling Member or any designee of a Selling Member by Buyer after the Closing pursuant to Section 3.3, Section 3.4, Article XII, or the Escrow Agreement and, in the event of any dispute or uncertainty as to any such calculations, Buyer shall be entitled to conclusively rely on written instructions from the Holder Representative as to such calculations and shall have no liability to any Person in connection therewith.

(e) At the Effective Time, the transfer books of the Company shall be closed and no transfer of Interests shall be made thereafter.

3.2 Payment of Estimated Net Merger Consideration at Closing.

(a) At the Closing, Buyer shall pay, or cause to be paid, to each Selling Member (or their respective designees set forth on Schedule 3.3), by wire transfer of immediately available funds to the account(s) set forth opposite such Selling Member’s or its designees’ name on Schedule 3.3 under the heading “Wire Instructions”, that portion of the Cash Consideration allocable to such Selling Member (or such designees) as set forth opposite such Selling Member’s or its designees’ name on Schedule 3.3 under the heading “Cash Consideration at Closing”, which represents the Cash Consideration less the aggregate amount of cash to be deposited in the Adjustment Escrow Funds and the Indemnification Escrow Funds on the Closing Date and less the estimated Holder Representative Expenses as of the Closing Date. For purposes of this Agreement, (i) “Cash Consideration” means an amount, in cash, equal to $331,971,871 and any cash payable in lieu of fractional Series D Preferred Shares in accordance with this Section 3.2(a), (ii) “Preferred Stock Consideration” means that number of validly issued, fully paid and non-assessable shares of Series D Preferred Shares, rounded down to the nearest number of whole shares, equal to (A) (x) the Estimated Net Merger Consideration minus (y) $331,971,871, divided by (B) the Preferred Price per Share, and (iii) “Preferred Price per Share” means $24.84375 per Series D Preferred Share. At the Closing, Buyer shall cause to be issued (I) to each Selling Member (or its designees) identified on Schedule 3.3, that number of Series D Preferred Shares allocable to such Selling Member or its designee as set forth opposite its name on Schedule 3.3 under the heading “Preferred Stock Consideration at Closing” by delivering or causing to be delivered (as directed by such Selling Member in its Member Acknowledgement and set forth on Schedule 3.3) to such Selling Member or its designee, as applicable, (A) one or more stock certificates representing such Series D Preferred Shares or (B) such Series D Preferred Shares in book-entry form with the Transfer Agent; provided, that, for the avoidance of doubt, no fractional Series D Preferred Shares shall be issued to any Selling

Member or its designees and in lieu of any such fractional shares, each Selling Member (or its designees) shall be entitled to receive an amount in cash, without interest, rounded up to the nearest cent, equal to the product obtained by multiplying (I) the amount of the fractional share interest in a Series D Preferred Share to which such Selling Member would be entitled multiplied by (II) the Preferred Price per Share.

(b) At the Closing, Buyer shall deliver, or cause to be delivered, to the account designated in writing by Wilmington Trust, N.A., as escrow agent of the parties hereto (the “Escrow Agent”) in accordance with the Escrow Agreement, a portion of the Estimated Net Merger Consideration equal to (i) $5,000,000 in cash, by wire transfer of immediately available funds to an account designated by the Escrow Agent to be held as Adjustment Escrow Funds in accordance with the Escrow Agreement, in order to provide the sole source of funds for the payment of certain amounts that may become payable to Buyer under Section 3.4(d) and (ii) $10,000,000 in cash, by wire transfer of immediately available funds into an escrow account designated by the Escrow Agent to be held as Indemnification Escrow Funds in accordance with the Escrow Agreement, which shall provide the sole source of funds for the payment of certain amounts that may become payable to Buyer under Article XII.

(c) At the Closing, Buyer shall pay, or cause to be paid, all Estimated Closing Date Company Transaction Expenses, by wire transfer of immediately available funds to the account(s) of the payees set forth on Schedule 3.2(c) (subject to any applicable employer and employee Taxes and withholdings as calculated by the Holder Representative).

(d) In the event that Buyer or any of its Subsidiaries receives any payment following the Closing in respect of any claims or rights asserted or held by the Company or its Subsidiaries as of the date hereof in connection with the Hanjin Bankruptcy Proceedings (such amount, the “Hanjin Recovery Amount”), Buyer shall (i) retain and hold for the benefit of the Selling Members the Seller Portion of the Hanjin Recovery Amount and (ii) promptly (and in no event more than five (5) Business Days following the date that Buyer or its Subsidiaries receives such payment) pay, or cause to be paid, to each Selling Member (or its designee) an amount equal to such Selling Member’s (or such designee’s) Allocation Percentage multiplied by the Seller Portion of the Hanjin Recovery Amount, in cash by wire transfer of immediately available funds to the account or accounts set forth in Schedule 3.3 with respect to such Selling Member (or its designees). Buyer agrees that it will, and will cause its Subsidiaries to pursue recovery for any claims or rights of the Company and its Subsidiaries in connection with the Hanjin Bankruptcy Proceedings that are consistent with the efforts that it uses to collect similar claims or rights for its own account or the account of its Subsidiaries (other than the Company) in connection therewith. Buyer shall keep the Holder Representative reasonably informed about the status of such claims or rights in respect of the Hanjin Bankruptcy Proceedings. The parties hereto agree that all amounts paid under this Section 3.2(d) shall be paid as Final Net Merger Consideration hereunder.

3.3 Estimated Gross Merger Consideration; Allocation of Cash Consideration and Preferred Stock Consideration. Schedule 3.3 sets forth in reasonable detail the Board of Managers’ good faith estimates of (a) (i) Closing Date Funded Debt (“Estimated Closing Date Funded Debt”), (ii) Closing Date Cash (“Estimated Closing Date Cash”), (iii) all Company Transaction Expenses to the extent not paid prior to the Closing (“Estimated Closing Date

Company Transaction Expenses”), (iv) Closing Date Net Working Capital (“Estimated Closing Date Net Working Capital”), (v) the Estimated Net Working Capital Adjustment, (vi) the Estimated Gross Merger Consideration and (vii) the Estimated Net Merger Consideration based on the foregoing amounts, in each case, calculated in accordance with the terms of this Agreement, and (b) the allocation of Cash Consideration and Preferred Stock Consideration payable to each Selling Member (and/or its designees) at the Closing in accordance with Section 3.2, together with wire transfer instructions and book-entry share deposit instructions for each Selling Member or its designees, as applicable.

3.4 Adjustment Amount.

(a) As soon as reasonably practicable following the Closing Date, and in any event within forty-five (45) calendar days thereof, Buyer shall prepare and deliver, or cause to be prepared and delivered, to the Holder Representative (i) an unaudited consolidated balance sheet of the Company and its Subsidiaries (the “Closing Balance Sheet”), (ii) a calculation of Net Working Capital (“Closing Date Net Working Capital”), (iii) a calculation of the aggregate amount of all Funded Debt of the Company (“Closing Date Funded Debt”), (iv) a calculation of Cash of the Company (“Closing Date Cash”), (v) a calculation of the Company Transaction Expenses to the extent not paid prior to the Closing (“Closing Date Company Transaction Expenses”), (vi) the Closing Date Net Working Capital Adjustment, (vii) a recalculation of the Estimated Gross Merger Consideration using Closing Date Funded Debt instead of Estimated Closing Date Funded Debt, Closing Date Cash instead of Estimated Closing Date Cash, Closing Date Company Transaction Expenses instead of Estimated Closing Date Company Transaction Expenses and Closing Date Net Working Capital instead of Estimated Closing Date Net Working Capital (the “Final Gross Merger Consideration”), and (viii) a recalculation of the Estimated Net Merger Consideration using Closing Date Funded Debt instead of Estimated Closing Date Funded Debt, Closing Date Cash instead of Estimated Closing Date Cash, Closing Date Company Transaction Expenses instead of Estimated Closing Date Company Transaction Expenses and Closing Date Net Working Capital instead of Estimated Closing Date Net Working Capital (the “Final Net Merger Consideration”), in each case, calculated as of 11:59 P.M. Eastern Prevailing Time on the Business Day immediately prior to the Closing Date consistent (except as provided in this Section 3.4(a)) with the Closing Balance Sheet. The Closing Balance Sheet shall be prepared in accordance with GAAP applied in a manner consistent with the principles applied in connection with the preparation of the audited balance sheet as of the Balance Sheet Date included in the Financial Statements (the “Reference Balance Sheet”); provided, however, that (x) except as set forth in clause (y), the Closing Balance Sheet, and in particular, the calculation of reserves in the Closing Balance Sheet (regardless of whether any such reserve is recorded as an offset to a current asset’s carrying value or is included as an accrued liability in the Closing Balance Sheet), shall be prepared using the same accounting practices, policies, judgments and methodologies used in the preparation of the Reference Balance Sheet and (y) (A) the Closing Balance Sheet shall not give effect to the consummation of the Merger, including any payments of cash in respect of the Estimated Net Merger Consideration or any financing transactions in connection therewith or, after the Effective Time, any other action or omission by Buyer, the Surviving Company or any of its Subsidiaries that is not in the ordinary course of business consistent with past practice, (B) the treatment of leases as capital leases or operating leases shall be identical to their treatment in the Reference Balance Sheet and (C) the Closing Balance Sheet shall not reflect any expense or liability for which

Buyer is responsible under this Agreement. Following the Closing, Buyer shall provide the Holder Representative and its representatives reasonable access, during normal business hours, upon providing advance notice and in a manner that is not disruptive to the Company’s and its Subsidiaries’ business, to the records, personnel and (subject to the execution of customary work paper access letters if requested) auditors of the Company and its Subsidiaries relating to the preparation of the Closing Balance Sheet and shall direct the personnel of the Company and its Subsidiaries to reasonably cooperate with the Holder Representative in connection with its review of the Closing Balance Sheet.

(b) If the Holder Representative shall disagree with such calculations of Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash, Closing Date Company Transaction Expenses, the Closing Date Net Working Capital Adjustment, the Final Gross Merger Consideration or the Final Net Merger Consideration, it shall notify Buyer of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement and the Holder Representative’s alternative calculations of such amounts, within thirty (30) days after its receipt of the Closing Balance Sheet. In the event that the Holder Representative does not provide a notice of disagreement within such thirty (30)-day period, the Holder Representative and Buyer shall be deemed to have agreed to the Closing Balance Sheet and the calculations of Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash, Closing Date Company Transaction Expenses, the Closing Date Net Working Capital Adjustment, the Final Gross Merger Consideration or the Final Net Merger Consideration, delivered by Buyer, which shall be final, binding and conclusive for all purposes hereunder. In the event any notice of disagreement is timely provided, all calculations not in dispute shall be treated as final, binding and conclusive for all purposes hereunder and Buyer and the Holder Representative shall use reasonable best efforts for a period of twenty (20) days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculations of Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash, Closing Date Company Transaction Expenses, the Closing Date Net Working Capital Adjustment, the Final Gross Merger Consideration, or the Final Net Merger Consideration. If, at the end of such period, they are unable to resolve such disagreements, then any such remaining disagreements shall be resolved by an independent accounting or financial consulting firm of recognized international standing as may be mutually selected by Buyer and the Holder Representative (such firm, subject to the following proviso, the “Auditor”); provided, that if the Holder Representative and Buyer cannot agree on the Auditor, either party may request that the American Arbitration Association (the “AAA”) choose the Auditor, in which case the AAA’s choice of the Auditor will be binding and the expenses of the AAA will be shared 50% by Buyer and 50% by the Holder Representative as a Holder Representative Expense. Each of Buyer and the Holder Representative shall promptly provide their respective assertions regarding Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash, Closing Date Company Transaction Expenses, the Closing Date Net Working Capital Adjustment, the Final Gross Merger Consideration, and the Final Net Merger Consideration, and, to the extent relevant thereto, the Closing Balance Sheet in writing to the Auditor and to each other. The Auditor shall be instructed to render its determination with respect to such disagreements as soon as reasonably possible (which the parties hereto agree should not be later than sixty (60) days following the day on which the disagreement is referred to the Auditor). The Auditor shall base its determination solely on (i) the written submissions of the parties and shall not conduct an independent investigation and (ii) the extent (if any) to which Closing Date Net Working Capital,

Closing Date Funded Debt, Closing Date Cash, Closing Date Company Transaction Expenses, the Closing Date Net Working Capital Adjustment, the Final Gross Merger Consideration, and the Final Net Merger Consideration require adjustment (only with respect to the remaining disagreements submitted to the Auditor) in order to be determined in accordance with Section 3.4(a) (including the definitions of the defined terms used in Section 3.4(a)). The determination of the Auditor shall be final, conclusive and binding on the parties. The date on which Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash, Closing Date Company Transaction Expenses, the Closing Date Net Working Capital Adjustment, the Final Gross Merger Consideration and the Final Net Merger Consideration are finally determined in accordance with this Section 3.4(b) is hereinafter referred to as the “Determination Date.” All fees and expenses of the Auditor relating to the work, if any, to be performed by the Auditor hereunder shall be borne equally by Buyer, on the one hand, and the Holder Representative as a Holder Representative Expense, on the other hand.

(c) The “Adjustment Amount,” which may be positive or negative, shall mean an amount equal to the Final Net Merger Consideration (as finally determined in accordance with Section 3.4(b)) minus the Estimated Net Merger Consideration.

(d) If the Adjustment Amount is a positive number, then, promptly following the Determination Date, and in any event within three (3) Business Days of the Determination Date, (i) Buyer shall pay to each Selling Member (or its designees) an amount in cash equal to such Selling Member’s (or such designees’) Allocation Percentage multiplied by the Adjustment Amount; provided, that in no event shall the aggregate amount payable by Buyer pursuant to this clause (i) exceed $5,000,000, and (ii) the Escrow Agent shall pay to each Selling Member (or its designees set forth on Exhibit D to the Escrow Agreement) such Selling Member’s (or such designees’) Allocation Percentage multiplied by the Adjustment Escrow Funds. If the Adjustment Amount is zero or a negative number (the absolute value of such amount, the “Deficit Amount”), then, promptly following the Determination Date, and in any event within three (3) Business Days of the Determination Date, (x) the Escrow Agent shall pay, from the Adjustment Escrow Funds to Buyer an amount equal to the Deficit Amount (if any) and (y) the Escrow Agent shall pay to each Selling Member (or its designees set forth on Exhibit D to the Escrow Agreement) an amount equal to (A) such Selling Member’s (or such designees’) Allocation Percentage multiplied by (B) the aggregate amount of any remaining Adjustment Escrow Funds, if any. Upon determination of the Adjustment Amount pursuant to Section 3.4(b) and Section 3.4(c), each of Buyer and the Holder Representative shall execute joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse the Adjustment Escrow Funds in accordance with this Section 3.4(d). In no event shall the Holder Representative or any Selling Member have any liability under this Section 3.4 in excess of such Selling Member’s and its designees’ aggregate allocable share of the Adjustment Escrow Funds. In no event shall Buyer have any liability under this Section 3.4 in excess of the aggregate amount of the Adjustment Escrow Funds.

3.5 Holder Representative Expenses. On or prior to the Closing Date, the Holder Representative may provide to Buyer a written estimate (which estimate shall include such reserves as the Holder Representative determines in good faith to be appropriate for any Holder Representative Expenses that are not then known or determinable) of the aggregate amount of the fees and expenses incurred, or that may in the future be incurred, by the Holder

Representative on behalf of the Company, its Subsidiaries and the Selling Members in connection with the preparation, negotiation and execution of this Agreement or the consummation of the transactions contemplated hereby or otherwise in its capacity as the Holder Representative (the “Holder Representative Expenses”). On the Closing Date, Buyer shall pay to the Holder Representative or to such other persons (and in such amounts) as may be designated by the Holder Representative, by wire transfer to an account or accounts designated by the Holder Representative in writing at least two (2) Business Days prior to the Closing Date, immediately available funds in the amount of such estimated Holder Representative Expenses. Whether or not paid on or prior to the Closing Date, no amount shall be included on the Closing Balance Sheet with respect to liabilities for the Holder Representative Expenses.

3.6 Withholding Rights. Any Person making a payment under this Agreement after the Closing shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement, such amounts as they are required to deduct and withhold with respect to the making of such payment under any provision of Tax Law. The Person making any such post-Closing payment shall provide written notice to the Person entitled to receive such payment of its intent to deduct and withhold at least five (5) days prior to deducting and withholding amounts from such payment and if requested by the Person who is to receive such payment shall consult in good faith with such Person prior to withholding such amount. The Person making such payment shall be entitled, without violating any provisions of this Agreement or being subject to any penalties or interest, to delay such payment by a period, not to exceed five (5) days, to the extent necessary to comply with the requirement provided in the preceding sentence to provide a notice at least five (5) days prior to deducting and withholding. Buyer (after inquiring with the Escrow Agent) is not aware of any obligation to deduct or withhold amounts from any consideration. If a Person making a payment under this Agreement withholds any such amounts and pays such amounts to the appropriate Governmental Authority, the amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the Person who was otherwise entitled to receive such payment.

3.7 Legend. The Preferred Stock Consideration issuable at Closing pursuant to Section 3.2 will be subject to the following restrictions on transfer under the Securities Act and any certificate or book-entry account statement representing the Preferred Stock Consideration will be endorsed with the following legends (which Buyer shall cause to be promptly removed at a Selling Member’s written request at such time as such restrictions, as applicable, no longer apply):

(a) THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION OF THE UNITED STATES AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE OTHER SECURITIES LAWS, (2) TO THE COMPANY, (3) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (4) PURSUANT TO THE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER, OR (5) PURSUANT TO ANOTHER EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR SUCH LAWS AFTER PROVIDING A REPRESENTATION LETTER FROM SUCH TRANSFEROR CONFIRMING COMPLIANCE WITH SUCH LAWS AND IN A FORM REASONABLY SATISFACTORY TO THE COMPANY; and

(b) Any other legend required to be placed thereon by applicable United States federal or state, or other applicable state and foreign securities Laws.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the schedules to this Agreement previously exchanged among the parties (the “Schedules”), the Company represents and warrants to Buyer and Merger Sub as of the date of this Agreement as follows:

4.1 Organization; Authority; Qualification. The Company has been duly organized and is validly existing as a limited liability company in good standing under the Laws of the Republic of the Marshall Islands and has the requisite limited liability company power and authority to operate and to own or lease its properties and to conduct its business as it is now being conducted. The copies of the Organizational Documents of the Company previously made available by the Company to Buyer or its representatives are true and complete. The Company is duly licensed or qualified to do business and (where applicable) is in good standing as a foreign corporation in each jurisdiction in which the ownership of its property or the character of its activities or the properties the Company owns, leases or operates or the nature of the business conducted by the Company is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company.

4.2 Subsidiaries. The Subsidiaries of the Company have been duly formed or organized, and are validly existing and in good standing under the laws of their respective jurisdictions of incorporation or organization and have the power and authority to operate and to own or lease their respective properties and to conduct their respective businesses as now being conducted. The Company has previously provided to Buyer or its representatives true and complete copies of the Organizational Documents of its Subsidiaries. Each Subsidiary of the Company is duly licensed or qualified to do business and (where applicable) in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which the ownership of its property or the character of its activities or the properties the Company owns, leases or operates or the nature of the business conducted by the Company is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company.

4.3 Due Authorization. The Company has all requisite limited liability company power and authority to execute and deliver this Agreement and all other instruments and agreements to be delivered by the Company as contemplated hereby and thereby, to perform its obligations hereunder and thereunder and (subject to the consents, approvals, authorizations and other requirements described in Section 4.5) to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized and approved by all necessary limited liability company action, and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement. This Agreement and all other instruments and agreements to be executed and delivered by the Company as contemplated hereby and thereby have been duly and validly executed and delivered by the Company and (assuming this Agreement constitutes a legal, valid and binding obligation of Buyer and Merger Sub) constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (collectively, the “Remedies Exception”).

4.4 No Conflict. Except as set forth on Schedule 4.4 and subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5(a), Section 4.5(c) and Section 4.5(e) or on Schedule 4.5, the execution and delivery of this Agreement and all other instruments and agreements to be delivered by the Company as contemplated hereby and thereby and the consummation by the Company of the transactions contemplated hereby and thereby do not and will not, as of the Closing, (a) violate any provision of, or result in the breach of, any applicable Law to which the Company or any of its Subsidiaries is subject or by which any property or asset of the Company or any of its Subsidiaries is bound, (b) conflict with the Organizational Documents of the Company or any of its Subsidiaries, (c) violate any provision of, conflict with, result in the acceleration of any obligation or loss of any benefits under or result in a breach of, or require a consent under, any Contract which is, or should be, listed on Schedule 4.12(a), or terminate or result in the termination of any such Contract, or result in the creation of any Lien under any such Contract upon any of the properties or assets of the Company or any of its Subsidiaries, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination or creation of a Lien or (d) result in a violation or revocation of any required license, permit or approval from any Governmental Authority, except to the extent that the occurrence of any of the foregoing items set forth in clauses (a), (c) or (d) have not had or would not reasonably be expected to have (x) a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement or (y) a Material Adverse Effect on the Company.

4.5 Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or any other Person is required on the part of the Company or any of its Subsidiaries with respect to the Company’s execution or delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for (a) applicable requirements of any Antitrust Laws, (b) any consents, approvals, authorizations, designations, declarations or filings, the absence of which have not had or would not reasonably be expected to have a Material Adverse Effect on the Company, (c) compliance with any applicable requirements of the securities Laws, (d) as otherwise disclosed on Schedule 4.5 and (e) the filing of the Certificate of Merger in accordance with the MILLCA.

4.6 Capitalization of the Company.

(a) The issued and outstanding equity interests of the Company consist solely of the Interests. The Interests of each Member as of the date hereof (including all Interests received by TML pursuant to the Tiger Management Agreement on or prior to the date hereof) are set forth opposite the name of each Member on Schedule 4.6(a). All of the issued and outstanding Interests have been duly authorized and validly issued and are fully paid and nonassessable. The Interests were issued in compliance with applicable Laws and were not issued in violation of the Organizational Documents of the Company or any other Contract, agreement, arrangement or commitment to which the Company or any of its Subsidiaries is a party and are not subject to or in violation of any preemptive or similar rights of any Person.

(b) Other than as set forth in the Company LLC Agreement or the Tiger Management Agreement, (i) the Company has not granted or issued any outstanding options, warrants, calls, rights or other securities convertible into or exchangeable or exercisable for any equity or voting interests in the Company, or any other commitments or agreements (including preemptive rights) providing for the issuance of additional equity interests in the Company or any of its Subsidiaries, or for the repurchase or redemption of any equity interest of the Company or any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any equity or voting interests in the Company, (ii) there are no agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its equity interests, (iii) there are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the equity or voting interests in, the Company, (iv) there is no Voting Debt of the Company issued or outstanding and (v) there are no irrevocable proxies and no voting agreements with respect to any equity or voting interests in, the Company.

4.7 Capitalization of Subsidiaries. Schedule 4.7 lists every Subsidiary of the Company including the authorized and issued equity securities of each such Subsidiary. The outstanding shares of capital stock of (or other equity interests in) each of the Company’s Subsidiaries have been duly authorized and validly issued and (if applicable) are fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights of any Person. Except as set forth on Schedule 4.7, (a) the Company or one or more of its wholly owned Subsidiaries own of record and beneficially all the issued and outstanding shares of capital stock of (or other equity interests in) such Subsidiaries free and clear of any Liens other than (i) as may be set forth in the Organizational Documents of such Subsidiary, (ii) for any restrictions on sales of securities under applicable securities Laws and (iii) Liens described in subclauses (iv) and (vi) of the definition of Permitted Liens and (b) neither the Company nor any of its Subsidiaries owns, directly or indirectly, any capital stock or other equity, ownership, proprietary or voting interest in any Person other than the Subsidiaries of the Company set forth on Schedule 4.7. Except as set forth on Schedule 4.7, (i) there are no outstanding options, warrants, calls, rights or other securities convertible into or exercisable or exchangeable for any shares of capital stock of (or other equity or voting interests in) such Subsidiaries, any other commitments or agreements (including preemptive rights) providing for the issuance of additional shares (or other equity interests), the sale of treasury shares, or for the repurchase or redemption of such Subsidiaries’ shares of capital stock (or other equity interests) or any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any equity or voting interests in such Subsidiaries, (ii) there are no agreements of any kind which may obligate any Subsidiary of the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its shares of capital stock (or other equity interests), (iii) there are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the equity or voting interests in, such Subsidiaries, (iv) no such Subsidiary has any Voting Debt issued or outstanding and (v) there are no irrevocable proxies and no voting agreements with respect to any equity or voting interests in, any such Subsidiaries.

4.8 Financial Statements. Attached as Schedule 4.8 are the audited consolidated balance sheet and statements of net income (loss) and comprehensive income (loss), members’ equity and cash flow of the Company and its Subsidiaries as of and for the twelve-month periods ended December 31, 2015, December 31, 2016 and December 31, 2017 (the “Balance Sheet Date”), together with the auditor’s reports thereon (the “Financial Statements”). Except as set forth on Schedule 4.8, the Financial Statements (including the footnotes thereto) present fairly, in all material respects, the consolidated financial position and results of operations and members’ equity of the Company and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP consistently followed throughout the periods indicated.

4.9 Undisclosed Liabilities.

(a) There is no Liability, claim, debt or obligation of the Company or any of its Subsidiaries of a type required to be reflected or reserved for on a consolidated balance sheet of the Company prepared in accordance with GAAP, except for Liabilities and obligations (i) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (ii) that are included in Company Transaction Expenses, (iii) expressly disclosed in the Schedules (including any payment or other Liability pursuant to a Contract disclosed in the Schedules) or on Schedule 4.9(a), (iv) that individually are not in excess of $1,000,000 and that have arisen since December 31, 2017 in the ordinary course of the operation of the business of the Company and its Subsidiaries, or (v) that have arisen since December 31, 2017 outside the ordinary course of business and do not otherwise exceed $1,000,000 in the aggregate.

(b) None of the Company nor any of the Company’s Subsidiaries is a party to any off balance sheet arrangement, including any “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

4.10 Litigation and Proceedings. Except as set forth on Schedule 4.10, there are no pending or, to the knowledge of the Company, threatened, Actions (other than investigations) or other proceedings at law or in equity or, to the knowledge of the Company, investigations, in each case, before or by any Governmental Authority against the Company or any of its Subsidiaries that, in each case, if resolved adversely to the Company or any of its Subsidiaries, would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. There is no unsatisfied judgment or Governmental Order binding upon the Company or any of its Subsidiaries.

4.11 Legal Compliance.

(a) Except with respect to matters set forth on Schedule 4.11, since January 1, 2015, the Company and its Subsidiaries have been in compliance in all material respects with all Laws applicable to the Company and its assets (including the Vessels). Neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority of a material violation of any applicable Law at any time since January 1, 2013.

(b) Since January 1, 2015, none of the Company, its Subsidiaries or any of their respective representatives or other Persons acting on behalf of any of the foregoing (excluding Buyer and its Affiliates) has taken or committed to take any action which would cause the Company, its Subsidiaries or any of their respective representatives to be in violation of applicable Laws with respect to anticorruption, including but not limited to (to the extent applicable under applicable Laws) (i) making payments or providing services that were not legal to make or provide or that were not legal for the Persons receiving them to receive, such as for illegal political contributions, bribes and kickback payments, (ii) offering or agreeing to offer anything of value to any governmental official, political party, international organization official or any candidate for public office, for the purpose of influencing that official to assist in obtaining or retaining business and (iii) employing or retaining as a consultant or advisor, any governmental or political official in any country while such official was in office. Since January 1, 2015, the Company and its Subsidiaries have not received written notice from a Governmental Authority alleging any of the foregoing.

(c) Since January 1, 2015, none of the Company, its Subsidiaries or any of their respective representatives or other Persons acting on behalf of any of the foregoing (excluding Buyer and its Affiliates) (i) has used any corporate or other funds for unlawful gifts or entertainment, (ii) established or maintained any unlawful funds, (iii) made any unlawful payment to any foreign or domestic government official or employee from corporate funds, or (iv) has accepted or received any unlawful contributions, payments, gifts or expenditures.

4.12 Contracts; No Defaults.

(a) Schedule 4.12(a) contains a listing of all Contracts described in clauses (i) through (xv) below to which the Company or any of its Subsidiaries is a party (other than Company Benefit Plans and Contracts relating to insurance policies set forth on Schedule 4.16). True and complete copies of the Contracts listed on Schedule 4.12(a) have been delivered to or made available to Buyer or its representatives.

(i) Each Contract (other than (x) purchase orders with suppliers entered into in the ordinary course of business and (y) Contracts of the type (without giving effect to dollar thresholds) described in other clauses of this Section 4.12(a)(a)) that the Company reasonably anticipates will involve annual payments or consideration furnished by or to the Company or any of its Subsidiaries of more than $5,000,000 which are not cancelable (without penalty, cost or other liability) by giving notice of 90 days or less;

(ii) Each note, debenture, other evidence of indebtedness, guarantee, loan, credit or financing agreement or instrument or other contract for Funded Debt by the Company or any of its Subsidiaries, in each case, having an outstanding principal amount in excess of $250,000;

(iii) Each Contract or letter of intent for the acquisition of any assets or of any Person or any business division thereof or the disposition of any assets of the Company or any of its Subsidiaries, in each case, involving payments in excess of $5,000,000 other than Contracts in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing;

(iv) Each lease, rental or occupancy agreement, real property license, installment and conditional sale agreement or other Contract that, in each case, (x) provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property and (y) involves annual payments in excess of $10,000;

(v) Each joint venture Contract, partnership agreement, strategic alliance, shareholders’ agreement, joint development or limited liability company agreement with a third party (in each case, other than with respect to wholly owned Subsidiaries of the Company);

(vi) Each Contract requiring capital expenditures after the date of this Agreement in an annual amount in excess of $5,000,000, other than any capital expenditures relating to Pending Vessel construction;

(vii) Each Contract containing covenants expressly limiting in any material respect the freedom of the Company or any of its Subsidiaries or any of their controlled Affiliates to compete with any Person in a product line or line of business or to operate in any geographic area;

(viii) Each Contract that contains restrictions with respect to payment of dividends or any other distribution in respect of the capital stock or other equity interests of the Company or any Subsidiary;

(ix) Each management service, consulting, financial advisory or any other similar type Contract;

(x) Each Contract involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute;

(xi) Each Contract involving a standstill, material confidentiality or similar obligation restricting the Company or any of its Subsidiaries;

(xii) Each ship-sales, memoranda of agreement or other vessel Contract for Pending Vessels and secondhand vessels and other material Contracts with respect to Pending Vessels or the financing thereof, including performance guarantees, refund guarantees and future charters and supervision agreements;

(xiii) Each Contract pursuant to which a Vessel is leased or chartered to a third party, including all bareboat charters;

(xiv) Each operating agreement, management agreement, crewing agreement, contract of affreightment or financial lease (including any sale/leaseback agreement or similar arrangement) with respect to any Vessel; and

(xv) Each Contract (x) for the employment of any officer, individual employee or other Person on a full-time or consulting basis or (y) requiring severance payments or payments upon a change-in-control (excluding, in each case, crew members of the Vessels).

(b) Except as set forth on Schedule 4.12(b), all of the Contracts set forth on Schedule 4.12(a) are (i) in full force and effect and are enforceable in accordance with the terms thereof, subject to the Remedies Exception, and (ii) represent the valid and binding obligations of the Company or one of its Subsidiaries party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto. Except as set forth on Schedule 4.12(b), and except, in each case, where the occurrence of such breach or default has not, and would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, (x) neither the Company, any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in breach of or default under any such Contract, (y) neither the Company nor any of its Subsidiaries has received any written claim or notice of material breach of or material default under any such Contract, and (z) no event has occurred which, individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract (in each case, with or without notice or lapse of time or both).

4.13 Company Benefit Plans

(a) Schedule 4.13(a) sets forth a complete list of each material written employee benefit plan providing compensation or other benefits to any current or former director, officer or employee, which are maintained, sponsored or contributed to or by the Company or any of its Subsidiaries and under which the Company or any of its Subsidiaries has any material obligation or liability (each a “Company Benefit Plan”). The Company has delivered or made available to Buyer or its representatives true and complete copies of each such Company Benefit Plan and any trust agreement relating to such plan.

(b) Except as would not reasonably be expected to have a Material Adverse Effect on the Company: (i) each Company Benefit Plan has been administered and maintained in accordance with its terms and all applicable Laws, (ii) all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made and (iii) all contributions or payments for any period ending on or before the Closing Date which are not yet due have been paid or accrued on the Financial Statements.

(c) None of the Company, its Subsidiaries, nor any of their ERISA Affiliates has ever maintained, contributed to or been obligated to contribute to, or had any Liability in respect of any (i) Multiemployer Plan or (ii) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Title IV or Section 302 of ERISA or to Sections 412 or 4971 of the Code. No Company Benefit Plan provides for post-retirement life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required by Law.

(d) Except as set forth on Schedule 4.13(d), neither the execution and delivery of this Agreement, nor the consummation of the Merger will (i) result in any payment (including, without limitation, severance, golden parachute, bonus or otherwise) becoming due to any current or former employee, individual independent contractor or director or other Affiliate of the Company or its Subsidiaries; (ii) increase any benefits otherwise payable under any Company Benefit Plan or the Company’s obligation under any Company Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any such payments or benefits; (iv) directly or indirectly cause the funding of (or the transfer or setting aside of any assets to fund) any benefits under any Company Benefit Plan; or (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Benefit Plans.

(e) With respect to the Company Benefit Plans, (i) as of the date hereof, no Actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, and (ii) to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such Actions, suits or claims.

4.14 Taxes. Except as set forth on Schedule 4.14:

(a) All material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been properly prepared and timely filed, and all such Tax Returns are true and complete in all material respects.

(b) The Company and its Subsidiaries have fully and timely paid all material Taxes which are due and payable by the Company and its Subsidiaries.

(c) All material Taxes required to be withheld or collected by the Company and its Subsidiaries have been duly withheld or collected and paid over to the appropriate Governmental Authority in compliance with all applicable legal requirements.

(d) No material deficiency for any Taxes has been asserted or assessed by any Governmental Authority in writing against the Company or any of its Subsidiaries (or, to the knowledge of the Company, has been threatened or proposed), except for deficiencies which have been satisfied by payment, settled or withdrawn. No audit or other proceeding by any Governmental Authority is being conducted, or is pending or threatened in writing, or to the knowledge of the Company, proposed against the Company or any of its Subsidiaries with respect to any Taxes or Tax Returns of the Company or any of its Subsidiaries. There are no material Liens for Taxes upon any asset of the Company or any of its Subsidiaries, except for Permitted Liens. No Governmental Authority in a jurisdiction where the Company or its Subsidiaries do not file Tax Returns has made any written claim that the Company or any of its Subsidiaries is or may be subject to Tax in that jurisdiction.

(e) There are no Tax indemnification or Tax sharing agreements under which the Company or any of its Subsidiaries would reasonably be expected to be liable after the Closing Date for a material Tax liability of any Person that is neither the Company nor one of its Subsidiaries, other than customary agreements or arrangements with customers, vendors, lessors, lenders and the like or other agreements that do not relate primarily to Taxes.

(f) Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than Taxes of the Company or its Subsidiaries) as a transferee, successor or member of or as a former member of a combined, consolidated, unitary or affiliated group for tax purposes.

(g) The Company is, and has been, since its inception, properly treated as a partnership for U.S. federal income tax purposes. No election has been made under Treasury Regulation Section 301.7701-3(c) to treat the Company as a corporation for income Tax purposes. Each Subsidiary of the Company set forth on Schedule 4.14 is, and has been, since its inception, treated as an association taxable as a corporation for U.S. federal income tax purposes. Except as set forth on Schedule 4.14, each other Subsidiary of the Company is and has been, since its inception, treated for U.S. federal income tax purposes as an entity that is disregarded as separate from the entity that is its owner for U.S. federal income tax purposes.

Notwithstanding anything to the contrary in this Agreement, the representations and warranties in this Section 4.14 shall be the only representations or warranties of the Company in this Agreement with respect to Tax matters and may only be relied upon for purposes of liability for taxable periods (or portions thereof) ending on or prior to the Closing Date. Nothing in this Section 4.14 or otherwise in this Agreement shall be construed as a representation or warranty with respect to the amount or availability in a taxable period (or portion thereof) beginning after the Closing Date of the tax basis of any asset, any net operating loss, capital loss, Tax credit carryover existing, generated or arising in or in respect of a taxable period (or portion thereof) ending on or before the Closing Date.

4.15 Brokers’ Fees. Except as set forth on Schedule 4.15, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar commission or payment, for which Buyer, the Company or any of its Subsidiaries would be liable in connection with the transactions contemplated by this Agreement or any similar transactions (it being understood that all such fees, commissions and expenses constitute Company Transaction Expenses).

4.16 Insurance. Schedule 4.16 contains an accurate and complete list of all material insurance policies of property (including with respect to hull and machinery), fire and casualty, environmental (including protection and indemnity), and other forms of insurance held by, or for the benefit of, the Company or any of its Subsidiaries. True and complete copies of such insurance policies have been made available to Buyer or its representatives. Except as set forth in Schedule 4.16, (i) neither the Company nor any of its Subsidiaries has received any written notice from any insurer under any such insurance policies, canceling or materially adversely amending any such policy or denying renewal of coverage thereunder and (ii) all premiums on such insurance policies due and payable have been paid.

4.17 Absence of Changes.

(a) Except as set forth on Schedule 4.17, from the Balance Sheet Date to the date of this Agreement, there has not been any Material Adverse Effect on the Company or any event, circumstance, development, state of facts, occurrence, change or effect which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect on the Company.

(b) Except as set forth on Schedule 4.17 or as expressly contemplated by this Agreement, from the Balance Sheet Date through the date of this Agreement, the Company and its Subsidiaries have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practice.

4.18 Affiliate Matters. Except (a) as set forth on Schedule 4.18, (b) the Company Benefit Plans and (c) Contracts, arrangements, understandings or commitments solely between or among the Company and any of its wholly-owned Subsidiaries, neither the Company nor any of its Subsidiaries is party to any Contract, arrangement, understanding or commitment with any (i) present or former officer or director or other Affiliate of the Company or any of its Subsidiaries or (ii) Selling Member or any of their respective Affiliates (other than the Company and its wholly-owned Subsidiaries).

4.19 Labor Matters. Except with respect to crew members of the Vessels or services that would be provided pursuant to the Seaspan Management Agreement:

(a) the Company and its Subsidiaries are in compliance with all applicable material labor and employment Laws, and those applicable Laws relating to wages, hours, workplace safety and health, immigration, individual and collective termination, discrimination, data privacy and worker classification (including the proper classification of workers as independent contractors and consultants) except as has not had or would not reasonably be expected to have, a Material Adverse Effect on the Company;

(b) there are no pending material claims against the Company or its Subsidiaries under any workers compensation plan or policy or for long term disability;

(c) there are no controversies pending or, to the knowledge of the Company, threatened, between the Company or its Subsidiaries and any of its employees; and

(d) neither the Company nor any of its Subsidiaries (i) has ever been a party to or bound by any collective bargaining agreement or other labor union Contract, (ii) is negotiating a collective bargaining agreement or (iii) has any duty to bargain with any labor organization.

4.20 Permits Except as would be provided or obtained pursuant to the Seaspan Management Agreement, the Company and its Subsidiaries possess all material federal, state, local and foreign permits, approvals, licenses, authorizations, certificates, rights, exemptions and orders from Governmental Authorities or required by applicable Law (collectively, the “Permits”) that are necessary for the operation of the business of the Company and/or its Subsidiaries as presently conducted, or that are necessary for the lawful ownership of their respective properties and assets. Other than with respect to Permits held by the Company or its Subsidiaries in connection with the ownership or operation of the Vessels or as would be provided pursuant to the Seaspan Management Agreement, (i) the Company has delivered or made available to Buyer for inspection a true and correct copy of each Permit obtained or possessed by the Company and its Subsidiaries, (ii) all such Permits are valid and have not lapsed, been cancelled, terminated or withdrawn, (iii) the Company and each of its Subsidiaries are in compliance with all such Permits in all material respects and (iv) no proceeding to modify, suspend, revoke, withdraw, terminate or otherwise limit any such Permit is pending, or, to the knowledge of the Company, threatened and the Company does not know of any valid basis for such proceeding, including the transactions contemplated hereby. No Action has been taken, or, to the knowledge of the Company, threatened, in connection with the expiration, continuance or renewal of any such Permit and, to the knowledge of the Company, there is no valid basis for any such proceeding.

4.21 Vessels; Other Assets.

(a) Each Vessel is owned directly by the applicable Subsidiary of the Company as set forth on Schedule 4.21(a) and such Subsidiary of the Company has good and marketable title to the applicable Vessel owned by it, free and clear of all Liens other than Permitted Liens. Each Vessel listed on Schedule 4.21(a) is duly registered in the name of the Subsidiary that owns it under the Laws and the flag of such Vessel’s flag state as set forth on Schedule 4.21(a) and no other action is necessary to establish and perfect such Subsidiary’s title to and interest in the applicable Vessel as against any charterer or third party.

(b) Except as set forth on Schedule 4.21(b), each Vessel listed on Schedule 4.21(a) is free of average damage affecting its class. The Company has valid title to, or a valid license to use, all other tangible and intangible assets (other than the Vessels and all related inventory and supplies) used in the operation of its business free and clear of all Liens other than Permitted Liens. Neither the Company nor its Subsidiaries owns, leases or operates any material revenue generating assets other than the Vessels and any office equipment used in connection with the ownership of, or business of owning, the Vessels.

(c) Neither the Company nor any of its Subsidiaries owns or has ever owned an interest in real property.

4.22 Books and Records. The respective minute books of the Company and its Subsidiaries, as previously delivered or made available to Buyer, (a) are true and complete in all material respects and (b) contain accurate records of all meetings of, and corporate action taken by (including action taken by written consent) the respective shareholders or equityholders, as applicable, and boards of managers, directors or similar governing bodies (including committees thereof), as applicable, of the Company and each of its Subsidiaries.

4.23 Bank Accounts, Powers of Attorney. Set forth on Schedule 4.23 is an accurate and complete list showing (a) the name and address of each bank in which the Company or any of its Subsidiaries has an account or safe deposit box, the number of any such account or any such box and the names of all Persons authorized to draw thereon or to have access thereto and (b) the names of all Persons, if any, holding powers of attorney from the Company or any of its Subsidiaries and a summary statement of the terms thereof.

4.24 No Additional Representations or Warranties. Except as provided in this Agreement or any Member Acknowledgement, neither the Company nor any of its Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty regarding the Company and its Subsidiaries to Buyer, Merger Sub or their respective Affiliates, directors, officers, employees, stockholders, partners, members or representatives, and no such party shall be liable in respect of the accuracy or completeness of any information provided to Buyer or Merger Sub or their respective Affiliates, directors, officers, employees, stockholders, partners, members or representatives.

ARTICLE V.

RESERVED

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

Except as set forth in the Schedules, Buyer and Merger Sub represent and warrant to the Company as of the date of this Agreement as follows:

6.1 Organization; Authority; Qualification. Buyer has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the Republic of the Marshall Islands and has the corporate power and authority to operate and to own or lease its properties and to conduct its business as it is now being conducted. Merger Sub has been duly formed and is validly existing as a limited liability company in good standing under the Laws of the Republic of the Marshall Islands and has the requisite limited liability company power and authority to operate and to own or lease its properties and to conduct its business as it is now being conducted. Copies of the Organizational Documents of each of Buyer and Merger Sub previously made available by Buyer to the Company are true and complete. Each of Buyer and Merger Sub is duly licensed or qualified and (where applicable) is in good standing as a foreign corporation in each jurisdiction in which the ownership of its property or the character of its activities or the properties Buyer owns, leases or operates or the nature of the business conducted by Buyer is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing has not had, and would not reasonably be expected to have a Material Adverse Effect on Buyer or Merger Sub. Buyer owns, beneficially and of record, all of the outstanding equity interests of Merger Sub, free and clear of all Liens. Merger Sub is a limited liability company newly formed under the laws of the Republic of the Marshall Islands. As a result of the Merger, the Surviving Company will be treated as an entity that is disregarded as separate from Seaspan Investment I Ltd., a wholly owned subsidiary of Buyer, for U.S. tax purposes. For U.S. tax purposes, Buyer and Seaspan Investment I Ltd. will treat the Final Net Merger Consideration as a contribution from Buyer to Seaspan Investment I Ltd. immediately prior to the Merger. Buyer has entered into or will enter into a binding, written agreement with Seaspan Investment I Ltd. requiring Buyer and Seaspan Investment I Ltd. to treat Seaspan Investment I Ltd. as the purchaser of the interests in the Company from the Selling Members and as the payor of the Final Net Merger Consideration for U.S. tax purposes.

6.2 Due Authorization.

(a) Buyer has all requisite corporate power and authority to execute and deliver this Agreement and all other instruments and agreements to be delivered by Buyer as contemplated hereby, to perform its obligations hereunder and thereunder and (subject to the consents, approvals, authorizations and other requirements described in Section 6.5) to perform all obligations to be performed by it hereunder. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly and validly authorized and approved by the board of directors of Buyer and no other corporate proceeding on the part of Buyer is necessary to authorize this Agreement and all other instruments and agreements to be delivered by Buyer as contemplated hereby. This Agreement and all other instruments and agreements to be executed and delivered by Buyer as contemplated hereby and thereby have been duly and validly executed and delivered by Buyer and (assuming this Agreement and all other instruments and agreements to be executed and delivered by Buyer as contemplated hereby constitute legal, valid and binding obligations of the Company, the Selling Members and Holder Representative) constitute legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, subject to the Remedies Exception.

(b) Merger Sub has all requisite limited liability company power and authority to execute and deliver this Agreement and all other instruments and agreements to be delivered by Merger Sub as contemplated hereby and thereby, to perform its obligations hereunder and thereunder (subject to the consents, approvals, authorizations and other requirements described in Section 6.5). The execution and delivery of this Agreement by Merger Sub and the consummation by Merger Sub of the transactions contemplated hereby have been duly and validly authorized and approved by all necessary limited liability company action, and no other proceeding on the part of Merger Sub is necessary to authorize this Agreement and all other instruments and agreements to be delivered by Merger Sub as contemplated hereby or to consummate the transactions contemplated hereby. This Agreement and all other instruments and agreements to be delivered by Merger Sub as contemplated hereby have been duly and validly executed and delivered by Merger Sub and (assuming this Agreement and all other instruments and agreements to be executed and delivered by Merger Sub as contemplated hereby constitute legal, valid and binding obligations of the Company, the Selling Members and Holder Representative) constitute legal, valid and binding obligations of Merger Sub, enforceable against Merger Sub in accordance with their terms, subject to the Remedies Exception.

6.3 No Conflict. Except as set forth on Schedule 6.3, the execution and delivery of this Agreement and all other instruments and agreements to be delivered by the Company and Merger Sub as contemplated hereby and the consummation by them of the transactions contemplated hereby (including the issuance of the Preferred Stock Consideration), subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 6.5(a), Section 6.5(b) or Section 6.5(e) or on Schedule 6.5, do not and will not, as of the Closing, (a) violate any provision of, or result in the breach of any applicable Law to which Buyer or Merger Sub is subject or by which any property or asset of Buyer or Merger Sub is bound, (b) conflict with the Organizational Documents of Buyer or any Subsidiary of Buyer (including Merger Sub), or (c) violate any provision of, conflict with, result in the acceleration of any obligation or loss of any benefits under or result in a breach of, or require a consent under, any material agreement, indenture or other instrument to which Buyer or any Subsidiary of Buyer (including Merger Sub) is a party or by which Buyer or any Subsidiary of Buyer (including Merger Sub) may be bound, or terminate or result in the termination of any such agreement, indenture or instrument, or result in the creation of any Lien under any such agreement, indenture or instrument upon any of the properties or assets of Buyer or any Subsidiary of Buyer (including Merger Sub) or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination or creation of a Lien, except to the extent that the occurrence of the foregoing items set forth in clauses (a) or (c) have not had or would not reasonably be expected to have a Material Adverse Effect on Buyer or Merger Sub.

6.4 Litigation and Proceedings. There are no Actions or other proceedings at law or in equity, or, to the knowledge of Buyer, investigations, pending before or by any Governmental Authority or, to the knowledge of Buyer, threatened, against Buyer or Merger Sub which has had or, if determined adversely, would reasonably be expected to have a Material Adverse Effect on Buyer or Merger Sub. There is no unsatisfied judgment or Governmental Order binding upon Buyer or Merger Sub which has had or would reasonably be expected to have a Material Adverse Effect on Buyer or Merger Sub.

6.5 Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or any other Person is required on the part of Buyer or Merger Sub with respect to Buyer’s or Merger Sub’s execution or delivery of this Agreement and all other instruments and agreements to be delivered by Buyer and Merger Sub as contemplated hereby or the consummation by Buyer or Merger Sub of the transactions contemplated hereby, except for (a) applicable requirements of any Antitrust Law, (b) compliance with any applicable securities and other Laws, (c) any consents, approvals, authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have a Material Adverse Effect on Buyer or Merger Sub, (d) as otherwise disclosed on Schedule 6.5 and (e) the filing of the Certificate of Merger in accordance with the MILLCA.

6.6 Capitalization. The authorized capital stock of Buyer consists of (a) 225,000,100 shares of common stock, par value of $0.01 per share, of which, as of the close of business on December 31, 2017, (the “Buyer Capitalization Date”) (i) 200,000,000 shares are designated as Buyer Common Stock, of which, as of the Buyer Capitalization Date, 131,693,049 shares were issued and outstanding, (ii) 25,000,000 shares are designated as Class B common shares, par value $0.01 per share, of which, as of the Buyer Capitalization Date, no shares were issued and outstanding and (iii) 100 shares are designated as Class C common shares, par value of $0.01 per share, of which, as of the Buyer Capitalization Date, no shares were issued and outstanding and (b) 150,000,000 preferred shares, par value $0.01 per share (the “Buyer Preferred Stock”), of which, as of the Buyer Capitalization Date, (i) no Series A preferred shares were issued and outstanding, (ii) no Series B preferred shares were issued and outstanding, (iii) no Series C preferred shares were issued and outstanding, (iv) 5,030,864 Series D preferred shares were issued and outstanding, (v) 5,415,937 Series E preferred shares were issued and outstanding, (vi) 5,600,000 Series F preferred shares were issued and outstanding, (vii) 7,800,800 Series G preferred shares were issued and outstanding, (viii) 9,025,105 Series H preferred shares were issued and outstanding and (ix) no Series R preferred shares were issued and outstanding. As of the Buyer Capitalization Date, warrants and other options, calls, rights, commitments or agreements set forth on Schedule 6.6 to purchase an aggregate of 38,461,539 shares of Buyer Common Stock were issued and outstanding. As of the Buyer Capitalization Date, no shares of Buyer Common Stock were held in Buyer’s treasury. All of the issued and outstanding shares of Buyer Common Stock are free of preemptive rights. There are no bonds, debentures, notes or other indebtedness of Buyer or any of its Subsidiaries having the express right to vote on the election of directors or managers, as applicable, of Buyer or any of its Subsidiaries or otherwise vote as part of a class with any shares of capital stock of Buyer (“Voting Debt”) that are issued or outstanding. As of the Buyer Capitalization Date, except pursuant to this Agreement and except as set forth on Schedule 6.6, Buyer does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of Buyer Common Stock, Buyer Preferred Stock, Voting Debt of Buyer or any other equity securities of Buyer or any securities representing the right to purchase or otherwise receive any shares of Buyer Common Stock, Buyer Preferred Stock, Voting Debt of Buyer or other equity securities of Buyer. The shares of Buyer Common Stock to be issued pursuant to this Agreement will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

6.7 No Required Vote. No vote of the holders of securities of Buyer is required for Buyer to issue the Preferred Stock Consideration and to consummate the transactions contemplated hereby.

6.8 Brokers’ Fees. Except for the fees described on Schedule 6.8 (which fees shall be the sole responsibility of Buyer), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar commission or payment, for which any of the other parties hereto would be liable in connection with the transactions contemplated by this Agreement.

6.9 Solvency; Surviving Company After the Merger. Neither Buyer nor Merger Sub is entering into this Agreement or the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors. Assuming that (a) the representations and warranties of the Company contained in this Agreement are true and correct in all material respects, (b) the projections that the Company has provided to Buyer are attained, (c) the Company and its Subsidiaries are solvent immediately prior to the Closing and (d) the fair value and the fair saleable value of each Vessel is not less than the amount of the appraisal for each such Vessel obtained by the Company in connection with the Merger, after giving effect to the Merger, at and immediately after the Effective Time, Buyer and its Subsidiaries on a consolidated basis (i) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its recourse debts as they mature or become due), (ii) will have adequate capital and liquidity with which to engage in its business in the ordinary course and (iii) will not have incurred and does not plan to incur debts beyond its ability to pay as they mature or become due.

6.10 No Outside Reliance. Notwithstanding anything contained in this Article VI or any other provision hereof, each of Buyer and Merger Sub acknowledges and agrees that neither the Company nor any of its Affiliates, nor any of its or their respective directors, officers, employees, stockholders, partners, members, agents or representatives, has made, or is making, any representation or warranty whatsoever, express or implied (and neither Buyer nor Merger Sub has relied on any representation, warranty or statement of any kind by the Company or any of its Affiliates or any of their respective directors, officers, employees, stockholders, partners, members, agents or representatives), beyond those expressly given in this Agreement and in any Member Acknowledgement, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or any of its Subsidiaries (including the Vessels). Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Schedules or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” or reviewed by Buyer or any of its Affiliates, agents or representatives pursuant to the Confidentiality Agreement) or management presentations regarding the Company and its Subsidiaries that have been provided to Buyer or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing, except as may be expressly set forth in this Agreement and in any Member Acknowledgement. Each of Buyer and Merger Sub understands and agrees that, except for the representations and warranties of the Company in this Agreement and in any Member Acknowledgement, any inventory, equipment, vehicles, vessels (including the Vessels), assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and, subject only to the representations and warranties contained in this Agreement and in any Member Acknowledgement, with all faults and without any other representation or warranty of any nature whatsoever.

6.11 Legal Compliance. Since January 1, 2015, to the knowledge of Buyer with respect to its areas of responsibility as “Manager” under the Seaspan Management Agreement, except as set forth on Schedule 6.11 the Company and its Subsidiaries have been in compliance in all material respects with all Laws applicable to the Vessels.

6.12 Vessels; Other Assets. To the knowledge of Buyer with respect to its areas of responsibility as “Manager” under the Seaspan Management Agreement, except as set forth on Schedule 6.12 each Vessel listed on Schedule 4.21(a) is free of average damage affecting its class. To the knowledge of Buyer with respect to its areas of responsibility as “Manager” under the Seaspan Management Agreement, each Vessel listed on Schedule 4.21(a) is duly registered in the name of the Subsidiary that owns it under the Laws and the flag of such Vessel’s flag state as set forth on Schedule 4.21(a) and, to the knowledge of Buyer with respect to its areas of responsibility as “Manager” under the Seaspan Management Agreement, no other action is necessary to establish and perfect such Subsidiary’s title to and interest in the applicable Vessel as against any charterer or third party.

ARTICLE VII.

COVENANTS OF THE COMPANY

7.1 Termination of Certain Agreements. At or prior to the Closing, the Company shall cause to be delivered with respect to each Contract listed on Schedule 7.1 a Termination Acknowledgement duly executed by the counterparty to such Contract.

ARTICLE VIII.

COVENANTS OF BUYER

8.1 Indemnification and Insurance.

(a) From and after the Effective Time, the Surviving Company or its Subsidiaries, as applicable, shall indemnify and hold harmless each present and former director, officer and employee of the Company or any of its Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, in a manner that is no less favorable to such directors, officers and employees than the indemnification (including provisions relating to expense advancement) available under the Organizational Documents of the Company or its Subsidiaries, as applicable, in effect immediately prior to the Effective Time. The Surviving Company and each of its Subsidiaries for a period of not less than six (6) years from the Effective Time shall (i) maintain provisions in its Organizational Documents concerning the indemnification (including provisions relating to expense advancement) of the Company’s and its Subsidiaries’ former and current officers, directors and employees that are no less favorable to those Persons than the provisions of the Organizational Documents of the Company or such Subsidiary, as applicable, in each case, as of the date of this Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b) The Selling Members shall cause the Company to extend coverage under the current directors’ and officers’ liability insurance policies by obtaining prior to the Closing a prepaid, non-cancelable six-year “tail” policy containing terms not less favorable than the terms of such current insurance coverage with respect to matters existing or occurring at or prior to the Effective Time, which shall provide that if any claim is asserted or made within such six year period, such tail insurance shall be maintained under this Section 8.1 shall be continued in respect of such claim until the final disposition thereof. All costs and expenses of such policy shall be Company Transaction Expenses and the Holder Representative shall have provided a copy of such policy to Buyer at least two (2) Business Days prior to Closing.

(c) Buyer hereby confirms it has been advised that certain of the Persons entitled to indemnification under this Section 8.1 (each Person entitled to Indemnification under this Section 8.1, an “Indemnified Person”) have or may, in the future, have certain rights to indemnification, advancement of expenses or insurance provided by other Persons as set forth on Schedule 8.1 (collectively, “Other Indemnitors”). Buyer hereby agrees that, with respect to any advancement or indemnification obligation owed, at any time, to an Indemnified Person by the Surviving Company or any of its Subsidiaries or any Other Indemnitor, whether pursuant to any Organizational Document, or pursuant to this Section 8.1 (any of the foregoing, an “Indemnification Obligation”), and, after the Effective Time, the Surviving Company or its applicable Subsidiary, shall be the indemnitor of first resort (i.e., the Surviving Company’s or such Subsidiary’s obligation to an Indemnified Person shall be primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by an Indemnified Person shall be secondary), without regard to any rights that an Indemnified Person may have against the Other Indemnitors. Furthermore, the Surviving Company irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims (x) against the Other Indemnitors for contribution, subrogation, indemnification or any other recovery of any kind in respect thereof and (y) that the Indemnified Person must seek expense advancement, reimbursement or indemnification from any Other Indemnitor before the Surviving Company or its Subsidiaries must perform its expense advancement, reimbursement and indemnification obligations under this Agreement.

(d) Notwithstanding anything contained in this Agreement to the contrary, this Section 8.1 shall survive the consummation of the Merger indefinitely and shall be binding on all successors and assigns of the Surviving Company. In the event that the Surviving Company or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Surviving Company shall use commercially reasonable efforts to ensure that the successors and assigns of the Surviving Company shall succeed to the obligations set forth in this Section 8.1.

8.2 Retention of Books and Records. The Surviving Company and its Subsidiaries shall retain such pre-Closing books, ledgers, files, reports, plans, operating records and any other material documents pertaining to the Company and its Subsidiaries in existence at the Closing that are of a type normally retained by Buyer under Buyer’s Records Retention Policy Statement provided to the Holder Representative prior to the date hereof for the period of time provided by such policy, and to make the same available after the Closing for inspection and copying by the Holder Representative or its representatives solely for purposes of financial reporting or the preparation of Tax Returns at the Holder Representative’s expense, during regular business hours, upon reasonable written request and upon reasonable advance notice and not in a manner that is disruptive to the Surviving Company’s business; provided, that such access shall comply with all applicable Laws and the Holder Representative will not have access to information that is subject to attorney-client privilege or other privilege. For a period of seven (7) years from the Closing Date, in the event that a retention period set forth in such policy will expire, the Surviving Company shall, and shall cause its Subsidiaries, to provide the Holder Representative with thirty (30) days prior written notice of such expiration and Holder Representative shall be given an opportunity, at its cost and expense, to remove and retain all or any part of such pre-Closing books and records as it may elect. Any information obtained under this Section 8.2 shall be kept confidential, except as otherwise reasonably may be necessary in connection with the filing of Tax Returns or claims for refund or in conducting any Tax audit, dispute or contest.

ARTICLE IX.

JOINT COVENANTS

9.1 Further Assurances. Each party hereto agrees that, from time to time after the Closing Date, it will execute and deliver, or cause its Affiliates to execute and deliver, such further instruments, and take (or cause its Affiliates to take) such other action, as may be reasonably necessary to carry out the purposes and intents of this Agreement.

9.2 Tax Matters.

(a) The Holder Representative and Buyer agree to cooperate and furnish to each other, upon request, such information and assistance relating to the Company or its Subsidiaries that is necessary for the preparation and filing of any Tax Return by a Selling Member (or its beneficial owners) or by the Company and its Subsidiaries and information required to respond to any Tax audit or similar proceeding that arises with respect to the Company or its Subsidiaries, including providing information and assistance reasonably necessary to determine if any Subsidiary of the Company is a “passive foreign investment corporation” (a “PFIC”) within the meaning of Section 1297 of the Code for the tax year of each such Subsidiary that ends prior to or that includes the Closing Date and information and assistance reasonably necessary to permit the U.S. beneficial owners of the Holder Representative to elect (or maintain an election) to treat any applicable Subsidiary as a “qualified electing fund” (within the meaning of section 1295 of the Code) for the tax year of each applicable Subsidiary that ends prior to or that includes the Closing Date.

(b) Buyer and its Affiliates shall not make, or allow any other Person to make, an election pursuant to U.S. Treasury Regulations Section 301.7701-3 regarding the U.S. federal income tax treatment of the Company or any of its Subsidiaries with an effective date that is on or prior to two days after the Closing Date.

(c) Except as required by applicable law, except with the written consent of the Holder Representative (which consent shall not be unreasonably withheld or delayed) or except as provided in Section 9.2(d), neither Buyer nor any of its Affiliates will, or will cause or permit any other Person, to (i) file or amend any U.S. federal, state or local income Tax Returns of the Company relating to any Pre-Closing Period, (ii) make, change or revoke any U.S. federal, state or local income Tax election of the Company with respect to any Pre-Closing Period, or (iii) distribute property (including cash) from any Subsidiary of the Company to the Company or to any Selling Member or cause the Company to dispose of any Subsidiary, in each case on the Closing Date but after the Closing, in each case, which would increase a Selling Member’s (or its beneficial owners’) liability for Taxes pursuant to this Agreement or otherwise increase a Selling Member’s (or its beneficial owners’) liability for Taxes with respect to the Selling Member’s ownership (or beneficial owner’s indirect ownership) of the Company or any of its Subsidiaries on or prior to the Closing Date. To the extent required by applicable law, Holder Representative will file, or cause to be filed, any U.S. federal income tax return of the Company relating to any Pre-Closing Period (other than an Overlap Period); provided, that the Holder Representative will not file any such Tax Return without Buyer’s written consent (which consent shall not be unreasonably withheld or delayed).

(d) Buyer will cause Seaspan Investment I Ltd. to make an election under Section 338(g) of the Code with respect to each of the Subsidiaries of the Company that are treated as corporations for U.S. federal income tax purposes (any such Subsidiary for which such election will be made is referred to as a “Section 338 Election Subsidiary”). No later than thirty days prior to filing a U.S. federal Tax Return for a Section 338 Election Subsidiary, Form 8023 and any attachments thereto with respect to the election under Section 338(g) of the Code, Buyer shall submit a draft of such Tax Return, Form 8023 and applicable attachments to the Holder Representative for the Holder Representative’s review and comment and Buyer shall make such revisions to such documents as is reasonably requested by the Holder Representative.

(e) In the case of the Overlap Period: (i) the amount of ad valorem, property, or other Taxes of the Company and its Subsidiaries imposed on a periodic basis that relate to the portion of such Overlap Period through the end of the Closing Date will be deemed to be the total amount of such Taxes for the Overlap Period multiplied by a fraction, (A) the numerator of which is the number of days in the Overlap Period up to and including the Closing Date, and (B) the denominator of which is the total number of days in such Overlap Period; and (ii) the amount of all other Taxes of the Company and its Subsidiaries for the portion of such Overlap Period through the end of the Closing Date will be determined based on an interim closing of the books as of the closing of business on the Closing Date. Notwithstanding the forgoing, any Taxes described in Section 13.5 shall be paid by Buyer under Section 13.5.

(f) In accordance with Revenue Ruling 99-6 the Holder Representative and Buyer agree and acknowledge that, for U.S. federal income Tax purposes, each Selling Member’s transfer of the interests in the Company pursuant to the Merger shall be treated as (i) with respect to the Selling Members, a taxable sale of such interests in exchange for the sum of (x) the portion of the Final Net Merger Consideration that is paid in respect of each Selling Member’s ownership interest in the Company and (y) any other applicable amounts treated as paid in respect of each Selling Member’s ownership interest in the Company for U.S. federal income tax purposes as a result of the Merger and (ii) with respect to Seaspan Investment I Ltd, an acquisition of the assets in the Company. The Holder Representative, Buyer and each of their respective Affiliates agree to prepare and file all applicable Tax Returns consistent with such tax treatments. Buyer and Holder Representative acknowledge and agree that Schedule 9.2 sets forth the appropriate allocation for U.S. income tax purposes among the assets of the Subsidiaries set forth on such schedule. Buyer shall cause Seaspan Investment I Ltd. to allocate the Final Gross Merger Consideration and the applicable portion of Funded Debt among the assets of the Subsidiaries of the Company listed on Schedule 9.2 in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (and any comparable provision of other applicable Law) and consistent with Schedule 9.2. With respect to any Subsidiary of the Company that is treated as a corporation for U.S. federal income tax purposes for which Buyer makes an election under Section 338(g) of the Code, Buyer shall cause Seaspan Investment I Ltd. to allocate the Aggregate Deemed Sales Price (as defined in Treasury Regulation Section 1.338-4) among the assets of the applicable Subsidiary consistent with Schedule 9.2 unless otherwise agreed upon by Buyer and the Holder Representative.

(g) The Holder Representative and Buyer agree that the tax year of the Company will end for U.S. income tax purposes on the Closing Date and effective as of the Closing, the Company will be an entity disregarded from Seaspan Investment I Ltd. for U.S. income tax purposes. Buyer agrees that the Holder Representative will have the right to control any U.S. federal, state or local tax audit of the Company with respect to all Pre-Closing Periods. The Buyer shall have the right to participate in such tax audit.

ARTICLE X.

CONDITIONS TO OBLIGATIONS

10.1 Conditions to Obligations of Buyer, Merger Sub and the Company. The obligations of Buyer, Merger Sub and the Company to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the condition on the Closing Date, which may be waived in writing by all of such parties, that there shall not be in force any injunction or order of any court of competent jurisdiction enjoining or prohibiting the consummation of the Merger.

10.2 Conditions to Obligations of Buyer and Merger Sub. The obligations of Buyer and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions on the Closing Date, any one or more of which may be waived in writing by Buyer and Merger Sub:

(a) The Holder Representative shall have delivered to Buyer a duly executed copy of the Escrow Agreement.

(b) Each Selling Member shall have delivered to Buyer a duly executed Member Acknowledgement.

(c) The Holder Representative shall have delivered to Buyer duly executed letters of resignation from the officers and directors of the Company and its Subsidiaries identified to the Holder Representative by the Buyer two (2) Business Days prior to the Closing.

(d) The Company will have delivered to Buyer a duly authorized and executed certificate certifying that no withholding is required upon the disposition of the ownership interest in the Company in accordance with Treasury Regulation Section 1.1445-11T(d)(2).

(e) The Holder Representative shall have delivered to Buyer a duly executed Registration Rights Agreement.

(f) The Company shall have delivered to Buyer a Termination Acknowledgement with respect to each Contract listed on Schedule 7.1(a) duly executed by the counterparty to such Contract.

(g) Each Selling Member (or its designee, as applicable) shall have delivered to Buyer a duly executed counterpart signature page to the Put Right Agreement.

10.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions on the Closing Date, any one or more of which may be waived in writing by the Holder Representative on behalf of the Company:

(a) Buyer shall have delivered to the Holder Representative a duly executed copy of the Escrow Agreement.

(b) Buyer shall have delivered to each Selling Member a duly executed copy of the Registration Rights Agreement.

(c) Buyer shall have made, or caused to be made, the payments specified in Section 3.2.

(d) Buyer shall have delivered to each Selling Member a duly executed copy of the Put Right Agreement.

ARTICLE XI.

HOLDER REPRESENTATIVE

11.1 Designation and Replacement of Holder Representative. The parties have agreed that it is desirable to designate a representative to act on behalf of the Selling Members for certain limited purposes, as specified herein (the “Holder Representative”). The Holder Representative shall initially be the Majority Member and thereafter, if applicable, shall be appointed by the Selling Members holding a majority of the Interests (based on capital contributions made by such Selling Members to the Company) of all Selling Members prior to the Effective Time, such appointment to become effective upon the written acceptance thereof by the new Holder Representative. The designation of any Person as the Holder Representative is and shall be coupled with an interest, and, except as set forth in this Article XI, such designation is irrevocable and shall not be affected by the death, incapacity, illness, bankruptcy, dissolution or other inability to act of any of the Selling Members.

11.2 Authority and Rights of the Holder Representative; Limitations on Liability. The Holder Representative shall have such powers and authority as are necessary to carry out the functions assigned to it under this Agreement; provided, however, that the Holder Representative (solely in its capacity as such and not in its capacity as a Selling Member) shall have no obligation to act, except as expressly provided herein. Without limiting the generality of the foregoing, the Holder Representative shall have full power, authority and discretion to (i) estimate and determine the amounts of Holder Representative Expenses and to pay such Holder Representative Expenses in accordance with Section 3.5, (ii) consummate the transactions contemplated hereby, (iii) after the Closing, negotiate, enter into, execute and deliver such waivers, consents and amendments to this Agreement and the Escrow Agreement for and on behalf of the Selling Members and (iv) calculate the various allocations of all amounts that may be payable to the Selling Members (or their designees) after the Closing in accordance with Schedule 3.3 and the Escrow Agreement. All actions taken by the Holder Representative under this Agreement shall be binding upon the Selling Members and their successors as if expressly confirmed and ratified in writing by each of them. The Holder Representative shall have no liability to Buyer, the Company or any Selling Member with respect to actions taken or omitted to be taken solely in its capacity as the Holder Representative. The Holder Representative shall at all times be entitled to rely on any directions received from the Majority Member; provided, however, that the Holder Representative shall not be required to follow any such direction, and shall be under no obligation to take any action in its capacity as the Holder Representative, unless the Holder Representative has received funds required to be delivered to it under Section 3.5 and has been provided with other funds, security or indemnities which, in the sole determination of the Holder Representative, are sufficient to protect the Holder Representative against the costs, expenses and liabilities which may be incurred by the Holder Representative in responding to such direction or taking such action. The Holder Representative shall be entitled to engage such counsel, experts and other agents and consultants as it shall deem necessary in connection with exercising its powers and performing its function hereunder and (in the absence of bad faith on the part of the Holder Representative) shall be entitled to conclusively rely on the opinions and advice of such Persons. The Holder Representative shall be entitled to reimbursement from funds paid to it under Section 3.5, released from the Escrow Funds for the benefit of Selling Members or otherwise received by it in its capacity as the Holder Representative pursuant to or in connection with this Agreement, for all reasonable expenses, disbursements and advances (including fees and disbursements of its counsel, experts and other agents and consultants) incurred by the Holder Representative in such capacity, and shall be entitled to indemnification against any loss, liability or expenses arising out of actions taken or omitted to be taken in its capacity as the Holder Representative (except for those arising out of the Holder Representative’s gross negligence or willful misconduct), including the costs and expenses of investigation and defense of claims. In the event that the Holder Representative determines, in its sole and absolute discretion, that the funds paid to the Holder Representative pursuant to Section 3.5 exceed the Holder Representative Expenses, prior to the final release of the Escrow Funds, the Holder Representative shall transfer such excess amount to the Escrow Agent solely for disbursement (or otherwise cause such excess amount to be disbursed) to the Selling Members (or their designees) as Final Net Merger Consideration; provided, however, that notwithstanding anything to the contrary in this Agreement or the Escrow Agreement, in no event shall such excess amount become part of the Escrow Funds or otherwise become payable to Buyer.

ARTICLE XII.

INDEMNIFICATION

12.1 Survival of Representations, Warranties and Covenants. Each representation, warranty, covenant and obligation contained herein, in any Member Acknowledgement or in any certificate related to any such representation, warranty, covenant or obligation will survive the Closing and continue in full force and effect for twelve (12) months after the Closing Date (the “Survival Expiration Date”); provided, however, that any covenant contained in this Agreement that, by its terms, provides for performance following the Closing shall survive until such covenant is performed. No claim for indemnification for breach of any representation, warranty, covenant or agreement contained in, or otherwise pursuant to, this Agreement (other than any covenant (excluding this Article XII) that provides for performance following the Closing) may be asserted pursuant to this Agreement unless on or before the Survival Expiration Date, such claim is asserted by proper written notice in accordance with this Article XII.

12.2 Indemnification.

(a) Subject to Section 12.4, from and after the Closing, Buyer and its Affiliates and its and their respective officers, directors, employees, managers, agents, attorneys, consultants, advisors, representatives and direct or indirect shareholders, members or partners (collectively, the “Buyer Indemnified Parties”) shall be entitled to indemnification solely from the Indemnification Escrow Funds for (x) the Seller Portion of any and all Damages to the extent suffered, incurred or paid by them as a result of, related to or arising from (i) any breach of any representation or warranty made by the Company in this Agreement or in any certificate delivered pursuant hereto (without giving effect to any “material”, “materially”, “Material Adverse Effect”, “material adverse effect” or similar qualification contained in any such representation or warranty) or (ii) any breach by the Company of any covenant or agreement of the Company in this Agreement that, by its terms, provides for performance by the Company prior to the Closing, and (y) any and all Damages to the extent suffered, incurred or paid by them as a result of, related to or arising from (i) any breach of any representation or warranty made by any Selling Member in any Member Acknowledgement (without giving effect to any “material”, “materially”, “Material Adverse Effect”, “material adverse effect” or similar qualification contained in any such representation or warranty) or (ii) any breach by any Selling Member of any covenant or agreement of such Selling Member in any Member Acknowledgement.

(b) Subject to Section 12.4, from and after the Closing, Buyer shall indemnify, defend and hold harmless the Selling Members and their respective officers, directors, employees, managers, agents, attorneys, consultants, advisors, representatives and direct or indirect shareholders, members or partners (collectively, the “Seller Indemnified Parties”) from any and all Damages suffered, incurred or paid by them as a result of, related to or arising from (i) any breach of any representation or warranty Buyer or Merger Sub has made in this Agreement (without giving effect to any “material”, “Material Adverse Effect” or similar qualification contained in any such representation or warranty) or (ii) any breach by (A) Buyer or Merger Sub of any covenant or agreement of Buyer or Merger Sub in this Agreement or (B) the Surviving Company of any covenant or agreement of the Surviving Company in this Agreement that, by its terms, provides for performance by the Surviving Company after the Closing.

(c) The amount of indemnification to which an Indemnified Party shall be entitled under this Article XII shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. Within two (2) Business Days of the determination of the amount of an Indemnification Claim in favor of a Buyer Indemnified Party, Buyer and Holder Representative shall submit to the Escrow Agent a joint written instruction instructing the Escrow Agent to release to such Buyer Indemnified Party from the Indemnification Escrow Amount the Indemnification Escrow Funds specified in such joint written instruction.

12.3 Indemnification Claim Procedures.

(a) If any Action is commenced or threatened that may give rise to an Indemnification Claim under this Article XII and was initiated by a third party (a “Third Party Claim”) against any Indemnified Party, then such Indemnified Party shall promptly (i) notify the Indemnitor and (ii) deliver to the Indemnitor a written notice (A) describing in reasonable detail the nature of the Indemnification Claim, (B) including a copy of all papers served with respect to such Indemnification Claim, if applicable, (C) including the Indemnified Party’s best estimate of the amount of Damages that may arise from such Indemnification Claim, if such estimate can reasonably be made, and (D) describing in reasonable detail the basis for the Indemnified Party’s request for indemnification under this Agreement. Failure to notify the Indemnitor in accordance with this Section 12.3(a) will not relieve the Indemnitor of any liability that it may have to the

Indemnified Party, except to the extent (1) the defense of such Action is materially prejudiced by the Indemnified Party’s failure to give such notice or (2) the Indemnified Party fails to notify the Indemnitor of such Indemnification Claim in accordance with this Section 12.3(a) prior to the Survival Expiration Date.

(b) Subject to the other terms of this Section 12.3(b), an Indemnitor may elect at any time to assume and thereafter conduct the defense of any Indemnification Claim in respect of a Third Party Claim with counsel at the Indemnitor’s choice and expenses (such counsel to be reasonably acceptable to the Indemnified Party) and to settle or compromise any such Third Party Claim, and each Indemnified Party shall cooperate with the reasonable requests of the Indemnitor in connection with the conduct of such defense by the Indemnitor (provided that such cooperation shall not require the Indemnified Party to incur any out of pocket expenses) and the settlement of such Third Party Claim by the Indemnitor; provided, however, that the Indemnified Party shall be entitled to participate in such settlement or defense through counsel of its choosing and expense; provided, further, that the Indemnitor will not approve of the entry of any judgment or enter into any settlement or compromise with respect to such Third Party Claim without the Indemnified Party’s prior written approval (which must not be unreasonably withheld or delayed), unless (i) the terms of such settlement provide for no admission of wrongdoing by the Indemnified Party and provide for a complete release of the claims that are the subject of such Third Party Claim in favor of the Indemnified Party, (ii) the Damages (or Seller Portion of the Damages with respect to any claim by a Buyer Indemnified Party pursuant to Section 12.2(a)(x)) related to such Third Party Claim are entirely indemnifiable by the Indemnitor and (iii) the terms of such settlement does not impose any injunctive relief or other restrictions on any Indemnified Party. If the Indemnified Party gives an Indemnitor notice of an Indemnification Claim in respect of a Third Party Claim and the Indemnitor does not, within twenty-one (21) days after such notice is given, (x) give notice to the Indemnified Party of its election to assume the defense of such Third Party Claim and (y) thereafter promptly assume such defense, then the Indemnified Party may conduct the defense of, contest, settle or compromise such Third Party Claim; provided, however, that (1) the Indemnified Party will not agree to the entry of any judgment or enter into any settlement or compromise with respect to such Action or Actions without the prior written consent of the Indemnitor (which consent shall not be unreasonably withheld or delayed), (2) if at any time the Indemnitor acknowledges in writing that such Third Party Claim is a Damage subject to this Article XII, the Indemnitor may thereafter assume the defense of such Third Party Claim; provided, further, that, notwithstanding anything to the contrary elsewhere in this Section 12.3(b), the Indemnitor shall not be entitled to assume such defense if (A) such Third Party Claim is reasonably foreseeable to result in Damages (or the Seller Portion of such Damages with respect to a Third Party Claim pursuant to Section 12.2(a)(x)) which are more than 200% of the remaining Indemnification Escrow Amount at the time such claim is submitted by the Indemnified Party; (B) such Third Party Claim for indemnification relates to or arises in connection with any criminal proceeding, Action, indictment, allegation or investigation; (C) such Third Party Claim seeks an injunction or equitable relief against the Indemnified Party; (D) the Indemnitor has a direct or indirect economic interest in such Third Party Claim proceeding; or (E) upon petition by the Indemnified Party, the appropriate court rules that the Indemnitor failed or is failing to vigorously prosecute or defend such Third Party Claim and (3) if the representation by one counsel of both the Indemnitor and the Indemnified Party in any such Third Party Claim would, in the reasonable opinion of counsel for the Indemnified Party, be inappropriate, the Indemnified Party shall be entitled to participate in the defense of such Third

Party Claim through counsel of its choosing and the reasonable fees and disbursements of such counsel shall constitute Damages for which such Indemnified Party is entitled to indemnification hereunder to the extent Damages incurred in respect of such Third Party Claim are indemnifiable hereunder.

(c) If any Indemnified Party becomes aware of any circumstances that may give rise to an Indemnification Claim for any matter not involving a Third Party Claim, then such Indemnified Party shall promptly (i) notify the Indemnitor and (ii) deliver to the Indemnitor a written notice (A) describing in reasonable detail the nature of the circumstances giving rise to the Indemnification Claim, (B) including the Indemnified Party’s best estimate of the amount of Damages that may arise from such circumstances, if such estimate can reasonably be made, and (C) describing in reasonable detail the basis for the Indemnified Party’s request for indemnification under this Agreement. Failure to notify the Indemnitor in accordance with this Section 12.3(c) will not relieve the Indemnitor of any liability that it may have to the Indemnified Party, except to the extent (1) the defense of such Indemnification Claim is materially prejudiced by the Indemnified Party’s failure to give such notice or (2) the Indemnified Party fails to notify the Indemnitor of such Indemnification Claim in accordance with this Section 12.3(c) prior to the Survival Expiration Date. The Indemnitor may object to such Indemnification Claim by delivery of a written notice to the Indemnified Party within thirty (30) days of being notified of such Indemnification Claim, specifying in reasonable detail the basis for such objection, and the Indemnitor and the Indemnified Party shall, within the sixty (60) day period beginning on the date of receipt by the Indemnified Party of such objection and prior to submitting such dispute to the courts set forth in Section 13.13, attempt in good faith to resolve such claim. In the event that the Indemnitor fails to timely deliver such objection, the Indemnitor shall be deemed to have consented to indemnify the Indemnified Party for such Indemnification Claim. Should the Indemnified Party and the Indemnitor be unable to agree as to any particular item or items or amount or amounts within such time period, then the Indemnified Party shall be permitted to submit such dispute to the courts set forth in Section 13.13.

(d) Solely in connection with the defense of a Third Party Claim, at the reasonable request of the Indemnitor, each Indemnified Party shall grant the Indemnitor and its representatives reasonable access to the books, records, employees and properties of such Indemnified Party to the extent reasonably related to the matters to which the applicable Third Party Claim relates; provided, that such access shall comply with all applicable Laws and the parties shall enter into customary joint defense or similar arrangements with respect to access to information that is subject to attorney-client privilege or other privilege. All such access shall be granted during normal business hours and shall be granted under the conditions which shall not unreasonably interfere with the business and operations of such Indemnified Party. Any information obtained under this Section 12.3(d) shall be kept confidential, except as otherwise reasonably may be necessary in connection with the defense of a Third Party Claim.

12.4 Limitations on Indemnification Liability. Notwithstanding any provision of this Agreement to the contrary, any claims an Indemnified Party makes under this Article XII will be limited as follows:

(a) Indemnification Cap. The aggregate amount of Damages for which the Buyer Indemnified Parties, on the one hand, or the Seller Indemnified Parties, on the other hand, shall be entitled to indemnification pursuant to this Article XII shall not exceed the Indemnification Escrow Amount. The Indemnification Escrow Funds then remaining in escrow shall serve as the sole and exclusive source of payment of any claim for indemnification pursuant to Section 12.2(a).

(b) Claims Basket. The Buyer Indemnified Parties shall not be entitled to indemnification pursuant to Section 12.2(a)(x)(i) or Section 12.2(a)(y)(i) with respect to any claim for indemnification unless and until the amount of Damages (excluding any costs and expenses of Buyer Indemnified Parties incurred in connection with making such claim under this Agreement) incurred by the Buyer Indemnified Parties that are the subject of such claim (and all related or similar claims) exceeds $150,000 (the “Per-Claim Basket”), and the Buyer Indemnified Parties shall only be entitled to indemnification pursuant to Section 12.2(a)(x)(i) or Section 12.2(a)(y)(i) once the aggregate amount of all Damages incurred by the Buyer Indemnified Parties (which may include, for purposes of the Basket Amount, all costs and expenses of Buyer Indemnified Parties incurred in connection with making all indemnification claims under this Agreement) for which the Buyer Indemnified Parties are entitled to indemnification pursuant to such Section (excluding amounts below the applicable Per-Claim Basket) exceeds $5,000,000 (the “Basket Amount”), in which case the Buyer Indemnified Parties shall, subject to Section 12.4(a), be entitled to indemnification for all such Damages including the Basket Amount; provided, that the Per-Claim Basket and the Basket Amount shall not apply to (i) Damages incurred by any Buyer Indemnified Party in connection with or arising from any breach of any Company Fundamental Representation or Selling Member Fundamental Representation, or (ii) Damages arising under Section 12.2(a)(x)(ii) or Section 12.2(a)(y)(ii) and the Buyer Indemnified Parties shall, subject to Section 12.4(a), be entitled to all such Damages, including the Per-Claim Basket and the Basket Amount.

(c) Damages Net of Insurance Proceeds and Other Third-Party Recoveries. All Damages for which any Indemnified Party would otherwise be entitled to indemnification under Section 12.2(a)(x), Section 12.2(a)(y) or Section 12.2(b) shall be reduced by the amount of insurance proceeds, and indemnification payments and other third party recoveries actually received by any Indemnified Party (in each case, net of any costs and expenses of such Indemnified Party incurred in connection with pursuing such insurance proceeds, indemnification payments and other recoveries) in respect of any Damages incurred by such Indemnified Party. In the event any Indemnified Party is entitled to any insurance proceeds, indemnity payments or any third party recoveries in respect of any Damages for which such Indemnified Party is entitled to indemnification pursuant to Section 12.2(a)(x), Section 12.2(a)(y) or Section 12.2(b), such Indemnified Party shall use commercially reasonable efforts to obtain, receive or realize such proceeds, payments or recoveries (it being understood and agreed that no Indemnified Party shall be required to initiate any Action (other than in connection with recovery under any insurance policy, provided that no Indemnified Party shall be obligated to initiate litigation, arbitration or mediation under any such insurance policy unless the Holder Representative agrees to incur reasonable costs and expenses related thereto) in connection with such commercially reasonable efforts). In the event that any such insurance proceeds, indemnity payments or other third party recoveries are actually received by an Indemnified Party subsequent to receipt by such Indemnified Party of any indemnification payment hereunder in respect of the claims to which such insurance proceeds, indemnity payments or other third party recoveries relate, appropriate refunds shall be made promptly by the relevant Indemnified Parties of all or the relevant portion of such indemnification payment net of costs and expenses incurred in connection with pursuing payments. If such a refund is required and the applicable indemnification payments were paid from the Indemnification Escrow Funds, (i) prior to the Survival Expiration Date, such amount will be deposited with the Escrow Agent to be held with the remaining Indemnification Escrow Funds and (ii) thereafter, such amount will be paid to the Holder Representative for the account of the Selling Members.

(d) Consequential, Punitive and Certain Other Damages. The Indemnified Parties shall be entitled to indemnification for all (i) punitive and exemplary damages, (ii) loss of enterprise value, diminution in value of any business, damage to reputation and loss of goodwill, (iii) lost profits, consequential, indirect and incidental and special damages, and (iv) damages calculated based on a multiple of profits, revenue and any other financial metric but, in the case of clause (i), only to the extent such damages are finally awarded and actually paid by the Indemnified Party to an unaffiliated third party in connection with an Action against the Indemnified Party.

(e) Damages Reserved for on the Closing Balance Sheet. No Buyer Indemnified Party shall be entitled to indemnification for any Damages under Section 12.2(a)(x) to the extent specifically included or specifically reflected in a contra-asset, liability or obligation account accrued or reserved for on the Closing Balance Sheet and taken into account in determining the Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash, Closing Date Company Transaction Expenses or the Closing Date Net Working Capital Adjustment pursuant to Section 3.4.

(f) No Duplicate Claims. In the event a Buyer Indemnified Party or Seller Indemnified Party, as the case may be, recovers Damages in respect of an Indemnification Claim, no other Buyer Indemnified Party or Seller Indemnified Party, as applicable, may recover the same Damages in respect of a claim for indemnification under this Agreement.

(g) Tax Claims. No Buyer Indemnified Party shall be entitled to indemnification for any Damages under Section 12.2(a)(x)(i) resulting from a breach of any representation or warranty set forth in Section 4.14 (Taxes) to the extent that such breach of representation or warranty is a result of or arises from Buyer, any of its Affiliates, or a Subsidiary (i) amending a Tax Return of a Subsidiary of the Company relating to any Pre-Closing Period or (ii) filing a Tax Return of the Company or a Subsidiary of the Company relating to any Pre-Closing Period in a jurisdiction in which the Company or such Subsidiary does not currently file Tax Returns.

12.5 Indemnification Escrow Funds. Claims for Damages pursuant to Section 12.2(a) shall be paid solely out of the Indemnification Escrow Funds pursuant to the terms of this Agreement and the Escrow Agreement. All amounts paid with respect to Indemnification Claims under this Agreement shall be treated by the parties hereto for all Tax purposes as adjustments to the Final Net Merger Consideration.

12.6 Indemnification Sole and Exclusive Remedy. Except with respect to claims for specific performance of covenants to be performed in connection with, or after the Closing, following the Closing, indemnification pursuant to this Article XII shall be the sole and exclusive remedy of the parties and any parties claiming by or through any party (including the Indemnified Parties) related to or arising from any breach of any representation, warranty, covenant or agreement contained in, or otherwise pursuant to, this Agreement and none of Buyer, Merger Sub, the Company, the Holder Representative or any Selling Member shall have any other rights or remedies in connection with any breach of this Agreement or any other liability arising out of the negotiation, entry into or consummation of the transactions contemplated by this Agreement, whether based on contract, tort, strict liability, other Laws or otherwise. All representations and warranties set forth in this Agreement are contractual in nature only and subject to the sole and exclusive remedies set forth in this Article XII. Furthermore, Buyer, Merger Sub, the Company, and the Holder Representative (on behalf of itself and the Selling Members) acknowledge and agree that:

(i) the Selling Members and the parties have voluntarily agreed to define their rights, Liabilities and obligations respecting the Merger and the other transactions contemplated hereby exclusively in contract pursuant to the express terms and provisions of this Agreement and the Member Acknowledgment hereby waive any statutory and common law remedies with respect to matters relating to the transactions contemplated by this Agreement;

(ii) the sole and exclusive remedies for any breach of the terms and provisions of this Agreement (including any representations and warranties set forth herein, made in connection herewith or as an inducement to enter into this Agreement) or any Action otherwise arising out of or related to the Merger and the other transactions contemplated by this Agreement shall be those remedies available at law or in equity for breach of contract only (as such contractual remedies have been further limited or excluded pursuant to the express terms of this Agreement);

(iii) the provisions of and the limited remedies provided in this Article XII were specifically bargained for among the parties and were taken into account by the parties in arriving at the Final Gross Merger Consideration;

(iv) after the Closing, no party or its Affiliates may seek the rescission of the transactions contemplated by this Agreement;

(v) the parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations, and the parties specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction; and

(vi) Buyer and its Subsidiaries have provided management and other services to the Company and its Subsidiaries and certain officers, directors and stockholders of Buyer are serving, and may have served in the past, as an officer, director or advisor to the Company and its Subsidiaries and are or may be affiliated with, or are a direct or indirect beneficial owner of, one or more Selling Members, and in connection therewith, Buyer, its Subsidiaries and such officers, directors and stockholders of Buyer have had access to confidential and other information of the Company and its Subsidiaries in their capacities as service providers, officers, directors and advisors to the Company and its Subsidiaries, and, without limiting the representations set forth in Section 6.11 and Section 6.12, (x) none of the foregoing described relationships and access to Company confidential and other information (including in connection with any due diligence review undertaken by Buyer and its representatives in connection with this Agreement) shall impact any representations or warranties of the Company or of any Selling Member in this Agreement or in any certificate or any Annexes or Schedules to this Agreement, any breach of any such representation and warranty, or any Indemnification Claims of the Buyer Indemnified Parties under this Agreement or otherwise in respect thereof and (y) no knowledge of any such Person shall be attributable to Buyer or any of its Subsidiaries, in the case of each of clause (x) and clause (y), except for such knowledge of Buyer and its Subsidiaries in respect of SMSL’s areas of responsibility as “Manager” under the Seaspan Management Agreement .

For the avoidance of doubt, any adjustments made to the Final Gross Merger Consideration pursuant to Section 3.4 shall not be considered “remedies” for purposes of this Section 12.6 and shall not be limited by the terms of this Section 12.6.

12.7 Release of Escrow. The Indemnification Escrow Funds (if any) shall be released to the Selling Members (or their designees) in accordance with the Escrow Agreement on the second (2nd) Business Day following the Survival Expiration Date; provided, however, that if any claim pursuant to Section 12.2(a) shall have been properly asserted by any Buyer Indemnified Party in accordance with this Agreement on or prior to the Survival Expiration Date and remains pending on the second (2nd) Business Day following the Survival Expiration Date (any such claim, a “Pending Claim”), (a) the Indemnification Escrow Funds released to the Selling Members (or their designees) shall be the amount of Indemnification Escrow Funds then held by the Escrow Agent, minus the aggregate amount of such Pending Claim and (b) any Indemnification Escrow Funds that remain in escrow following the Survival Expiration Date in respect of any such Pending Claim shall be released to the Selling Members (or their designees) in accordance with the Escrow Agreement promptly upon resolution or (if applicable) satisfaction of such Pending Claim; provided, that any calculations of the amount of Indemnification Escrow Funds to be released or maintained, as applicable, by the Escrow Agent pursuant to this Section 12.7 shall be determined in accordance with the procedures set forth in Section 1.1(c) of the Escrow Agreement. In each case in which this Section 12.7 provides for the release of Indemnification Escrow Funds, each of Buyer and the Holder Representative shall promptly submit joint written instructions to the Escrow Agent instructing the Escrow Agent to distribute the Indemnification Escrow Funds in accordance with this Section 12.7 and the Escrow Agreement.

ARTICLE XIII.

MISCELLANEOUS

13.1 Waiver. Any party to this Agreement may, by action taken by its board of directors or board of managers as applicable, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or (without limiting Section 13.10) agree to an amendment or modification to this Agreement by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement. No waiver by any of the parties hereto of any default, misrepresentation or breach of representation, warranty, covenant or other agreement hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver by any of the parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party sought to be charged with such waiver.

13.2 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by facsimile or email (in each case in this clause (iv), solely if receipt is confirmed) addressed as follows:

(a) If to Buyer, Merger Sub or, following the Closing, the Surviving Company, to:

Seaspan Corporation

Unit 2 – 2nd Floor, Bupa Centre

141 Connaught Road West

Hong Kong

Attention: Corporate Secretary

Fax: +852-2540.1689

Email: Mark_Chu@seaspancorp.com

with copies (which shall not constitute notice or service of process) to:

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020

Attention:     John M. Reiss

                     Daniel Latham

Fax: (212) 354-8113

Email: jreiss@whitecase.com

    dlatham@whitecase.com

(b) If to the Company, prior to the Closing, to:

Greater China Intermodal Investments LLC

c/o The Carlyle Group

1001 Pennsylvania Avenue, N.W.

Suite 220 South

Washington, DC 20004

Attention: Gregory Ledford

          Wesley Bieligk

Fax: +1-202-347-1818

Email: gregory.ledford@carlyle.com

    wesley.bieligk@carlyle.com

with copies (which shall not constitute notice or service of process) to:

Latham & Watkins LLP

555 Eleventh Street, N.W., Suite 1000

Washington, D.C. 20004-1304

Attention: Daniel T. Lennon,

                  Nick Luongo

Facsimile No.: (202) 637-2201

Email: daniel.lennon@lw.com

            nick.luongo@lw.com

(c) If to the Holder Representative, to:

Greater China Industrial Investments LLC

c/o The Carlyle Group

1001 Pennsylvania Avenue, N.W.

Suite 220 South

Washington, DC 20004

Attention: Gregory Ledford

          Wesley Bieligk

Fax: +1-202-347-1818

Email: gregory.ledford@carlyle.com

    wesley.bieligk@carlyle.com

with a copy (which shall not constitute notice or service of process) to:

Latham & Watkins LLP

555 Eleventh Street, N.W., Suite 1000

Washington, D.C. 20004-1304

Attention: Daniel T. Lennon,

                  Nick Luongo

Facsimile No.: (202) 637-2201

Email: daniel.lennon@lw.com

            nick.luongo@lw.com

or to such other address or addresses as the parties may from time to time designate in writing.

13.3 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

13.4 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (i) from and after the Effective Time, the Indemnified Parties (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Article XII, (ii) the past, present and future managers, directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 13.15, (iii) Prior Company Counsel and the Designated Persons shall be intended third-party beneficiaries of, and may enforce, Section 13.16, (iv) the Indemnified Persons and Other Indemnitors are intended third-party beneficiaries of Section 8.1 and (v) the Selling Members (but, for the avoidance of doubt, none of their respective designees who may receive a payment under this Agreement, the Escrow Agreement or otherwise in connection with the transactions contemplated by this Agreement and the other agreements and instruments executed in connection therewith) shall be intended third party beneficiaries of, and may enforce, (x) Section 3.2, Section 3.3, Section 3.4(d), Section 3.6 and Section 12.7, in each case, to the extent amounts thereunder are due and owing, and (y) Section 9.2.

13.5 Expenses. Each party hereto, other than the Holder Representative (whose expenses shall be paid out of funds paid to the Holder Representative under Section 3.5), shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided, however, that the fees and expenses of the Auditor, if any, shall be paid in accordance with Section 3.4(b); provided, further, that Buyer shall pay transfer, documentary, recording, sales, use, stamp, registration, excise, value added, customs and other substantially similar Taxes and fees arising in connection with the consummation of the transactions contemplated hereby (excluding, for the avoidance of doubt, Taxes imposed on a Selling Member that is determined with respect to income, gain or profit of a Selling Members).

13.6 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction, except to the extent that the Law of the Marshall Islands is mandatorily applicable to the Merger.

13.7 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, which may be delivered by electronic communications by portable document format (.pdf) and each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.8 Schedules and Annexes. The Schedules and Annexes referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Annexes shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. All references herein to this Agreement shall be deemed to include references to all Schedules and Annexes hereto. Any disclosure made by a party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which the relevance of such disclosure is reasonably apparent. Certain information set forth in the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

13.9 Entire Agreement. This Agreement (together with the Schedules and Annexes to this Agreement), the Escrow Agreement, the Registration Rights Agreement and that certain Confidentiality Agreement, dated as of February 26, 2018, between Buyer and the Company (the “Confidentiality Agreement”) constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings or agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties, except as expressly set forth in this Agreement, the Escrow Agreement, the Registration Rights Agreement and the Confidentiality Agreement. After the Closing Date, Buyer’s obligations under the Confidentiality Agreement shall be deemed to have been terminated by the parties thereto and shall no longer be binding.

13.10 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

13.11 Publicity. The parties acknowledge that the Company intends to issue a press release on the date hereof in the form attached hereto as Annex G. The parties hereto further agree to keep the terms of this Agreement (and all discussions, negotiations and other confidential information exchanged among the parties prior to the execution and delivery of this Agreement by the parties hereto) confidential, except to the extent and to the Persons to whom disclosure is required by applicable Law or for purposes of compliance with financial reporting obligations and the rules of any applicable securities exchange; provided, that the parties may disclose such confidential information to their respective employees, accountants, advisors and other representatives as necessary in connection with the enforcement of such party’s rights under this Agreement (so long as such Persons agree to, or are bound by contract or professional or fiduciary obligations to, keep such information confidential and so long as the parties shall be responsible to the other parties hereto for breach of this Section 13.11 or such confidentiality obligations by the recipients of its disclosure).

13.12 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take all actions reasonably necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

13.13 Jurisdiction; Waiver of Jury Trial.

(a) Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in courts of the Borough of Manhattan in the State of New York, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York located therein, and, in each case, appellate courts therefrom, and each of the parties hereto irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any claim that it is immune from any legal process issued by such courts or any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of such Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 13.13(a).

(b) Each party hereto hereby waives and shall cause its Subsidiaries and Affiliates to waive, to the fullest extent permitted by applicable Law, all right to a trial by jury in respect of any Action arising out of or relating to this Agreement or the transactions contemplated hereby. Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any Action, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 13.13(b).

13.14 Enforcement. The parties hereto agree that irreparable damage would occur, and that the parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages or otherwise, in addition to any other remedy to which any party is entitled at law or in equity. Each party agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.

13.15 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise), no past, present or future manager, director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or Liabilities of any one or more of the Company, Buyer, or Merger Sub under this Agreement (whether for indemnification or otherwise) or of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

13.16 Waiver of Conflicts Regarding Representations; Non-Assertion of Attorney-Client Privilege.

(a) Conflicts of Interest. Buyer acknowledges that Latham & Watkins LLP and, only to the extent the advice rendered to a Designated Person in connection with the transactions contemplated by this Agreement, Blank Rome and Clifford Chance (“Prior Company Counsel”) have, on or prior to the Closing Date, represented one or more of the Holder Representative, one or more Selling Members, the Company, and its Subsidiaries and other Affiliates, and their respective officers, employees and directors (each such Person, other than the Company and its Subsidiaries, a “Designated Person”) in one or more matters relating to this Agreement or any other agreements or transactions contemplated hereby (including any matter that may be related to a litigation, claim or dispute arising under or related to this Agreement or such other agreements or in connection with such transactions) (each, an “Existing Representation”), and that, in the event of any post-Closing matters (x) relating to this Agreement or any other agreements or transactions contemplated hereby (including any matter that may be related to a litigation, claim or dispute arising under or related to this Agreement or such other agreements or in connection with such transactions) and (y) in which Buyer or any of its Affiliates (including the Surviving Company and its Subsidiaries), on the one hand, and one or more Designated Persons, on the other hand, are or may be adverse to each other (each, a “Post-Closing Matters”), the Designated Persons reasonably anticipate that Prior Company Counsel will represent them in connection with such matters. Accordingly, each of Buyer and the Company hereby (i) waives and shall not assert, and agrees after the Closing to cause its Affiliates to waive and to not assert, any conflict of interest arising out of or relating to the representation by one or more Prior Company Counsel of one or more Designated Persons in connection with one or more Post-Closing Matters (the “Post-Closing Representations”), and (ii) agrees that, in the event that a Post-Closing Matter arises, Prior Company Counsel may represent one or more Designated Persons (other than the Company and its Subsidiaries) in any Post-Closing Matter even though the interests of such Person(s) may be directly adverse to Buyer or any of its Affiliates (including the Company and its Subsidiaries), and even though Prior Company Counsel may (A) have represented the Company or its Subsidiaries in a matter substantially related to such dispute or (B) be currently representing Buyer, the Company or any of their respective Affiliates. Without limiting the foregoing, each of Buyer and the Company (on behalf of itself and its Affiliates) consents to the disclosure by Prior Company Counsel, in connection with one or more

Post-Closing Representations, to the Designated Persons of any information learned by Prior Company Counsel in the course of one or more Existing Representations, whether or not such information is subject to the attorney-client privilege of the Company or any of its Subsidiaries or Prior Company Counsel’s duty of confidentiality as to the Company or any of its Subsidiaries and whether or not such disclosure is made before or after the Closing.

(b) Attorney-Client Privilege. Each of Buyer and the Company (on behalf of itself and its Affiliates) waives and shall not assert, and agrees after the Closing to cause its Affiliates to waive and to not assert, any attorney-client privilege, attorney work-product protection or expectation of client confidence with respect to any communication between any Prior Company Counsel, on the one hand, and any Designated Person or the Company or any of its Subsidiaries (collectively, the “Pre-Closing Designated Persons”), or any advice given to any Pre-Closing Designated Person by any Prior Company Counsel, occurring during one or more Existing Representations (collectively, “Pre-Closing Privileges”) in connection with any Post-Closing Representation, including in connection with a dispute between any Designated Person and one or more of Buyer, the Company and their respective Affiliates, it being the intention of the parties hereto that all rights to such Pre-Closing Privileges, and all rights to waive or otherwise control such Pre-Closing Privilege, shall be retained by the Holder Representative, and shall not pass to or be claimed or used by Buyer or the Company, except as provided in the last sentence of this Section 13.16(b). Furthermore, each of Buyer and the Company (on behalf of itself and its Affiliates) acknowledges and agrees that any advice given to or communication with any of the Designated Persons shall not be subject to any joint privilege (whether or not the Company or one more of its Subsidiaries also received such advice or communication) and shall be owned solely by such Designated Persons. Notwithstanding the foregoing, in the event that a dispute arises between Buyer or the Company or any of its Subsidiaries, on the one hand, and a third party other than a Designated Person, on the other hand, the Company shall (and shall cause its Affiliates to) assert the Pre-Closing Privileges on behalf of the Designated Persons to prevent disclosure of materials subject to attorney-client privilege to such third party; provided, however, that such privilege may be waived only with the prior written consent of the Holder Representative.

(c) Miscellaneous. Buyer hereby acknowledges that it has had the opportunity (including on behalf of its Affiliates and the Company) to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than Prior Company Counsel. This Section 13.16 shall be irrevocable, and no term of this Section 13.16 may be amended, waived or modified, without the prior written consent of the Holder Representative.

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IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

SEASPAN CORPORATION

By:	/s/ Bing Chen
Name: Bing Chen
Title: President and Chief Executive Officer

SEASPAN INVESTMENTS III LLC

By:	/a/ Bing Chen
Name: Bing Chen
Title: President and Chief Executive Officer

GREATER CHINA INTERMODAL INVESTMENTS LLC

By:	/s/ Wesley Bieligk
Name: Wesley Bieligk
Title: Authorized Signatory

GREATER CHINA INDUSTRIAL INVESTMENTS LLC, solely in its capacity as the Holder Representative hereunder

By:	/s/Wesley Bieligk
Name: Wesley Bieligk
Title: Authorized Signatory

[Signature Page to Merger Agreement]